UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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The Andersons, Inc.
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THE ANDERSONS, INC.
480 West Dussel Drive
Maumee, Ohio 43537
March 16, 2015
Dear Shareholder:
You are cordially invited to attend the Annual Meeting of shareholders to be held on Friday, May 8, 2015 at 8:00 a.m., local time, at The Andersons’ Headquarters Building, 480 West Dussel Drive, Maumee, Ohio 43537.
This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the meeting agenda, and how to vote your proxy and procedures for the meeting. It also describes how the Board of Directors operates and gives you information about our director candidates. A form of proxy card and our 2014 annual report to shareholders are also included with this booklet.
The Board of Directors has proposed an increase in authorized shares enabling the Company to pursue growth opportunities and ensure the sustainability of our company and to further the financial interests of all shareholders. The increase in shares will, among other things:

•	Give the company the flexibility to use common stock to raise capital or use as consideration to acquire other businesses,

•	Allow the Company to declare stock splits or stock dividends, and

•	Permit the Company to continue to provide shares as part of employee benefit plans.
Your Board has recommended a vote in favor of this proposal. I am confident we have the discipline to continue our sound financial governance practices in the future and would appreciate your support on this proposal.
This year we are also nominating a new independent registered public accounting firm for the Company for 2015. PricewaterhouseCoopers has served as the Company's auditors since 2000, and we thank them for their service. There are no accounting disagreements triggering this change.
It is important that your shares are represented and voted at the Annual Meeting, regardless of the size of your holdings. I urge you to vote your proxy as soon as possible so that your shares may be represented at the meeting. If you attend the Annual Meeting, you may revoke your proxy in writing and vote your shares in person, if you wish.
I look forward to seeing you on May 8th.
Sincerely,
/s/ Michael J. Anderson
Michael J. Anderson
Chairman, Board of Directors
and Chief Executive Officer

THE ANDERSONS, INC.
480 West Dussel Drive
Maumee, Ohio 43537
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:    May 8, 2015

Time:    8:00 A.M., Local Time

Place:    The Andersons' Headquarters Building
480 West Dussel Drive
Maumee, Ohio 43537

Matters to be voted upon:

1	The election of nine directors identified as nominees herein to hold office for a one-year term.

2	Advisory approval or disapproval of executive compensation.

3	The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.

4	The approval of an amendment to the Company’s Articles of Incorporation in order to authorize 21,000,000 additional Common Shares.

5	Any other matters that may properly come before the Annual Meeting and any adjournments or postponements thereof.
Holders of record of The Andersons, Inc. Common Shares as of the close of business on March 11, 2015 will be entitled to vote at the Annual Meeting.

By order of the Board of Directors

Maumee, Ohio March 16, 2015	/s/ Naran U. Burchinow
Naran U. Burchinow
Secretary
Your vote is important. Whether or not you plan to attend the Annual Meeting in person and regardless of the number of shares you own, please vote your shares by proxy, either by mailing the enclosed proxy card or, by telephone or via the Internet. If you attend the Annual Meeting, you may revoke your proxy in writing and vote your shares in person, if you wish.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 8, 2015
The Proxy Statement and Annual Report to Shareholders with Form 10K is available at www.proxyvote.com.

THE ANDERSONS, INC.
480 West Dussel Drive
Maumee, Ohio 43537
PROXY STATEMENT
Annual Meeting of Shareholders
May 8, 2015
Introduction
The Board of Directors (the “Board”) is soliciting your proxy to encourage your participation in the voting at the Annual Meeting and to obtain your support on each of the proposals described in this proxy statement. You are invited to attend the Annual Meeting and vote your shares directly. However, even if you do not attend, you may vote by proxy, which allows you to direct another person to vote your shares at the meeting on your behalf. This proxy statement was first mailed or otherwise delivered to shareholders on March 20, 2015.
This Proxy Solicitation
Included in this package are, among other things, the proxy card and this proxy statement. The proxy card and the identification number on it are the means by which you authorize another person to vote your shares in accordance with your instructions.
This proxy statement provides you with information about the proposals and about The Andersons, Inc. (the “Company”) that you may find useful in deciding how to vote with respect to each of the proposals. After this introduction, you will find the following eleven sections:

•	Voting

•	Summary of Proposals

•	Election of Directors

•	Corporate Governance

•	Proposal for an Advisory Vote on Executive Compensation

•	Appointment of Independent Registered Public Accounting Firm

•	Proposal Regarding Amendment to the Articles of Incorporation to Increase the Number of Shares of Authorized Stock

•	Share Ownership

•	Executive Compensation

•	Director Compensation

•	Other Information
The Annual Meeting: Quorum
The Annual Meeting will be held on Friday, May 8, 2015 at 8:00 a.m., local time, at The Andersons’ Headquarters Building located at 480 W. Dussel Drive in Maumee, Ohio.
The Company’s Code of Regulations requires that a majority of our Common Shares be represented at the Annual Meeting, either in person or by proxy, in order to transact business.
Abstentions and broker non-votes will be treated as present for purposes of determining whether a majority of our Common Shares is represented at the meeting, and will therefore affect whether a quorum has been achieved. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.
There were no shareholder proposals submitted for the 2015 Annual Meeting.
Common Shares Outstanding
The record date for determining holders of the Company’s Common shares entitled to vote at the Annual Meeting is March 11, 2015. As of the record date, the Company had 28,787,103 Common Shares issued and outstanding.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 8, 2015
The proxy statement and Annual Report to Shareholders with Form 10K is available at www.proxyvote.com.

Voting
You are entitled to one vote at the Annual Meeting for each of the Company’s Common Shares that you owned of record as of the close of business on the record date for the Annual Meeting. There is no right to cumulative voting as to any matter, including the election of directors.
How to Vote Your Shares
You may vote your shares at the Annual Meeting by proxy or in person. Even if you plan to attend the meeting, we urge you to complete and submit your proxy in advance to ensure your vote is represented. If your shares are recorded in your name, you may cast your vote in one of the following ways:

•
Vote by telephone: If you received a proxy card, you can vote by phone at any time by calling the toll-free number (for residents of the U.S.) listed on your proxy card. To vote, enter the control number listed on your proxy card and follow the simple recorded instructions. If you vote by phone, you do not need to return your proxy card.

•	Vote by mail: If you received a proxy card and choose to vote by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.

•
Vote via the Internet: You can vote by internet at any time by visiting the website listed on your proxy card, notice document or email that you received. Follow the simple instructions and be prepared to enter the code listed on the proxy card, notice document or email that you received. If you vote via the Internet, you do not need to return your proxy card.

•	Vote in person at the Annual Meeting.
Shareholders who hold their shares beneficially in street name through a nominee (such as a bank or a broker) may be able to vote by telephone or the Internet, as well as by mail. You should follow the instructions you receive from your nominee to vote these shares. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker or nominee that holds your shares, giving you the right to vote the shares at the meeting.
When you vote by proxy, the shares you hold will be voted in accordance with your instructions. Your proxy vote will direct the designated persons (known as “proxies” or proxy holders) to vote your shares at the Annual Meeting in accordance with your instructions. The Board has designated Matthew C. Anderson, Naran U. Burchinow and Tamara S. Sparks to serve as the proxies for the Annual Meeting.
How to Revoke Your Proxy
You may revoke your proxy at any time before it is exercised by any of the following means:

•	Notifying Naran U. Burchinow, our Secretary, in writing prior to the Annual Meeting;

•	Submitting a later dated proxy card, telephone vote or internet vote; or

•	Attending the Annual Meeting and revoking your proxy in writing.
If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.
Your attendance at the Annual Meeting will not, by itself, revoke a proxy.
Voting at the Annual Meeting
Your shares will be voted at the meeting as directed by the instructions on your proxy card if: (1) you are entitled to vote, (2) your proxy was properly executed, (3) we received your proxy prior to the Annual Meeting and (4) you did not validly revoke your proxy prior to the meeting.
The Board’s Recommendations
If you send a properly executed proxy without specific voting instructions, the designated proxies will vote your shares

•	for the election of the nominated directors,

•	for the approval of the advisory resolution on executive compensation,

•	for the ratification of the independent registered public accounting firm, and

•	for the Amendment to increase the number of shares of authorized stock.

Votes Required to Approve Each Item
The Company’s Code of Regulations states that the nominees for director receiving the greatest number of votes shall be elected. Therefore, abstentions and broker non-votes will not count as a vote for or against the election of directors and, therefore, will not have an effect on the election of directors.
The advisory vote on executive compensation requires an affirmative vote of the holders of a majority of the Common Shares present, in person or by proxy, and entitled to vote to be considered approved. An abstention will count as a vote against this proposal. Broker non-votes will not count as a vote for or against this proposal.
The ratification of the independent registered public accounting firm requires an affirmative vote of the holders of a majority of the Common Shares present, in person or by proxy, and entitled to vote. An abstention will count as a vote against this proposal. A proposal to ratify the selection of auditors is considered a routine matter that brokers may vote on without instruction from beneficial owners. As a result, a broker non-vote cannot occur with respect to this proposal.

The approval of the Amended Articles of Incorporation to increase the number of shares of authorized stock requires an affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding Common Shares. A broker non-vote or abstention will count as a vote against this proposal.

Householding
The Company has adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, multiple shareholders who share the same last name and address will receive only one copy of the annual proxy materials. If the household received a printed set of proxy materials by mail, each shareholder will receive his or her own proxy card or voting instruction card by mail. We have undertaken householding to reduce our printing costs and postage fees. Shareholders may elect to receive individual copies of the proxy materials at the same address by contacting Investor Relations in writing at 480 West Dussel Drive, Maumee, Ohio 43537, or via telephone at (419) 893-5050.
Where to Find Voting Results
We will announce the voting results at the Annual Meeting and will publish the voting results in the Company’s Form 8-K to be filed with the Securities and Exchange Commission within four business days after the annual meeting.

Summary of Proposals
The Governance / Nominating Committee and the Board, including all independent directors, have nominated nine directors, each for a one-year term.
The Board is submitting to an advisory vote the compensation of the Company’s named executive officers, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act), and conducted in conformance with regulations promulgated by the Securities and Exchange Commission thereunder. While this vote is not binding, the Compensation and Leadership Development Committee and Board expect to take the results of this vote into consideration when making future compensation decisions.
The Audit Committee has hired and the Board has approved Deloitte & Touche, LLP as the Company’s independent registered public accounting firm for 2015 and recommends that you vote to ratify their appointment.
The Board has approved the Amendment to the Articles of Incorporation to increase the number of shares of authorized stock and recommends that you vote for this amendment.
At the date of this Proxy Statement, we have no knowledge of any business other than the proposals described above that will be presented at the Annual Meeting. If any other business should properly come before the Annual Meeting, the proxies will be voted on at the discretion of the proxy holders.

Election of Directors
The Board of Directors is currently comprised of nine directors. The Governance / Nominating Committee and the Board have nominated and recommend the election of each of the nine nominees listed below. Each director elected will serve until the next Annual Meeting or until their earlier removal or resignation. Each of the nominees listed is currently a Director of the Company. The Board expects all nominees named below to be available for election. In case any nominee is not available, the proxy holders may vote for a substitute, unless the Board reduces the number of directors as provided for in the Company’s Code of Regulations.
Directors will be elected at the Annual Meeting by a plurality of the votes cast at the Annual Meeting by the holders of shares represented in person or by proxy. The following is a brief biography of each nominee as well as the specific qualifications of the nominee as identified by the Board’s Governance / Nominating Committee. Information as to their ownership of the Common Shares can be found under the caption “Share Ownership” in this proxy statement. All information provided is current as of February 28, 2015.

Name	Age	Principal Occupation, Business Experience and Other Directorships	Director Since
Michael J. Anderson	63	Chief Executive Officer since January 1999, Chairman since 2009, President from January 1999 through December 2012. Prior to that President and Chief Operating Officer from 1996 through 1998, Vice President and General Manager of the Retail Group from 1994 until 1996 and Vice President and General Manager Grain Group from 1990 through 1994. Currently a Director of FirstEnergy Corp. beginning in 2007 and formerly a Director of Interstate Bakeries Corp from 1998 to 2009.	1988
Gerard M. Anderson	56	Chairman and Chief Executive Officer of DTE Energy since 2014; Chairman, President and Chief Executive Officer of DTE Energy from 2010 through 2013; President and Chief Operating Officer of DTE Energy from 2005 through 2010. Joined Detroit Edison, a subsidiary of DTE Energy in 1993 and held various executive positions. Prior to this, a consultant with McKinsey & Co., Inc. Director of DTE Energy since 2009.	2008
Catherine M. Kilbane	51	Senior Vice President, General Counsel and Secretary of The Sherwin-Williams Company since 2013. Prior to that, Senior Vice President, General Counsel and Secretary of American Greetings Corporation from 2003-2012. Prior to that a partner with the Cleveland law firm of Baker & Hostetler LLP.	2007
Robert J. King, Jr.	59	Senior Adviser for FNB Corp since 2013. Prior to that, President and Chief Executive Officer, PVF Capital Corp from 2009 to 2013; Senior Managing Director, Private Equity, FSI Group, LLC from 2006 through 2009; Managing Director, Western Reserve Partners LLC from 2005-2006; Regional President of Fifth Third Bank from 2002 through 2004 and Chairman, President and Chief Executive Officer of Fifth Third Bank (Northeastern Ohio) from 1997 through 2002. Director of Shiloh Industries, Inc. since 2005 and PVF Capital Corp. since 2009.	2005
Ross W. Manire	63	Chairman and Chief Executive Officer of ExteNet Systems, Inc. since 2002. Served as President, Enclosure Systems Division of Flextronics International from 2000 to 2002. Prior to that held senior management positions at Chatham Technologies, Inc., and 3Com Corporation. Former Partner at Ridge Capital Corporation and Ernst and Young. Director of Zebra Technologies Corporation since 2003 and Eagle Test Systems, Inc. from 2004 through 2008.	2009
Donald L. Mennel	68	Chairman of the Board of The Mennel Milling Company since 2012. President and Treasurer of The Mennel Milling Company from 1984 through 2012. Served on the Executive Committee of the North American Millers Association.	1998
Patrick S. Mullin	66	Retired Managing Partner of Deloitte & Touche LLP in Cleveland. Director of The OM Group, Inc. since 2011.	2013
John T. Stout, Jr.	61	Chairman and Chief Executive Officer of Plaza Belmont Management Group LLC since 2014. Prior to that, Chief Executive Officer of Plaza Belmont Management Group LLC since1998. Chairman of Diana Fruit Company since 2014. Previously President of Manildra Milling Corp and Manildra Energy Corp from 1991 through 1998 and Executive Vice President of Dixie Portland Flour Mills Inc. from 1984 to 1990.	2009
Jacqueline F. Woods	67	Retired President of Ameritech Ohio (subsequently renamed AT&T Ohio). Director of The Timken Company since 2000.	1999

The Governance / Nominating Committee considers a variety of factors when presenting the slate of nominees for the Board – these are listed in detail under the caption “Corporate Governance – Board Meetings and Committees – Governance / Nominating Committee.” Because of the importance of diversity in our businesses, the Committee looks at the different skills and experiences that each nominee brings. Following are specific experience, qualifications, attributes or skills that the Governance / Nominating Committee viewed as valuable to our business for the next year:

Director	Specific experience, qualifications, attributes or skills
Michael J. Anderson
•        Over 30 year history with the Company including leadership of the Grain and Retail businesses
•        Specific expertise in agricultural commodities trading and hedging activities.
•        Intimate knowledge of all businesses
•        Experience as a member and chair of other public company boards
•        Three years public accounting experience
•        MBA in finance and accounting
•        Executive Leadership Program, Harvard Business School

Gerard M. Anderson
•        Currently engaged as Chairman, President & Chief Executive Officer and board member of a publicly traded energy company
•        Energy industry expertise
•        MBA and MPP with a civil engineering undergraduate degree
•        Past experience as a consultant with McKinsey and Company

Catherine M. Kilbane
•        Currently engaged as Secretary and General Counsel for a publicly traded company
•        Experience with public company regulatory requirements
•        Experience in an industry that is a supplier to retailers
•        Attorney with extensive corporate law experience, including mergers and acquisitions, joint ventures, securities and compliance

Robert J. King, Jr.
•        Experience as President & Chief Executive Officer and board member of a publicly traded financial services company
•        MBA with a finance undergraduate degree
•        Expertise in banking, finance and related risk analysis with extensive senior officer experience with major banking organization.
•        Experience as a member of other company boards

Ross W. Manire
•        Currently engaged as Chairman and CEO of a telecommunications company
•        Mergers and acquisition and international business experience
•        Experience as a member of other public company boards
•        Formerly a partner with an international auditing firm and certified public accountant
•        Prior service as Chief Financial Officer of public company
•        MBA with economics undergraduate degree

Donald L. Mennel
•        Currently engaged as Chairman of the Board and experience as President and Treasurer of a major wheat milling company.
•        MBA
•        Past chair of audit committee and designated financial expert
•        Extensive grain industry experience, including analysis and hedging of agricultural commodity risk

Patrick S. Mullin
•        Experience managing Northeast Ohio Deloitte & Touche LLP office
•        Experience as Audit Committee Chair for other public companies
•        Served as a trusted business advisor to CEOs, CFOs and the audit committee chairs of several publicly traded companies
•        Extensive experience in advising public and private companies on tax, accounting, audit and consulting matters in a variety of industries
•        Over 40 years of public accounting experience
•        Merger and acquisition experience
•        Executive Leadership Programs, Harvard and Northwestern

John T. Stout, Jr.
•        Currently engaged as Chairman and Chief Executive Officer of a private equity fund that acquires diversified food processing companies and related businesses
•        Experience in the financial markets as it relates to the food industry, including analysis of agricultural commodity risk
•        Mergers and acquisition experience
•        Experience managing companies that consume of wheat, corn, soybeans, rice and other commodities
•        Board member for a variety of companies in the food industry
•        Elected to Kansas City Federal Reserve Board January 1, 2010 and again on January 1, 2013; previously six years on Kansas City Federal Reserve Board Economic Advisory Committee; Currently serving on the Compensation Committee and the Executive Search Committee of Federal Reserve Bank of Kansas City

Jacqueline F. Woods
•        Experience as a President of large telecommunications company
•        Experience as a member of other public company boards
•        Career experience in finance, marketing, strategic planning, public relations and government affairs
•        Executive Leadership Program, Kellogg Graduate School of Management, Northwestern University

The Board of Directors recommends a vote FOR the election of the nine directors as presented.

Corporate Governance

Board Meetings and Committees

Committees of the Board effective as of the May 2015 Annual Meeting
Name	Board	Audit	Compensation and Leadership Development	Governance / Nominating	Finance
Michael J. Anderson	C
Gerard M. Anderson	X				X
Catherine M. Kilbane	X	X	C
Robert J. King, Jr.	X		X		C
Ross W. Manire	X	X			X
Donald L. Mennel	X	X		C
Patrick S. Mullin	X	C		X
John T. Stout, Jr.	X		X		X
Jacqueline F. Woods	X	X	X	X
C - Chair, X - Member

The Board of Directors held six regular board meetings in 2014. All directors attended 75% or more of the 2014 meetings of the Board, and committees on which each such director served. We do not have a formal policy regarding board members’ attendance at the annual meeting. However, all of the current Board members attended the 2014 Annual Shareholders Meeting. Richard P. Anderson is a non-voting Chairman Emeritus, and attends meetings without compensation.
The Audit Committee, Compensation and Leadership Development Committee, Finance Committee and Governance / Nominating Committee each have written charters. Copies of such charters are available at www.andersonsinc.com under the Corporate Governance tab within the Investor Relations section of the website.
A temporary advisory panel comprised of Catherine M. Kilbane, Ross W. Manire and Gerard M. Anderson was formed in 2010 to monitor progress and report to the Board on the Company’s enterprise resource planning project regarding its information technology infrastructure. Such members receive compensation commensurate with committee attendance for service on this panel.
Director Independence: The Board is made up of a majority of independent directors. Each of the Audit, Compensation, Finance and Governance / Nominating Committees is made up entirely of independent members.
An “independent” director is a director who meets the criteria for independence as required by the applicable law and the NASDAQ (“NASDAQ”) Corporate Governance Standards for Listed Companies and is affirmatively determined to be “independent” by the Board. The Board has determined that each of the current directors is independent under the corporate governance standards of the NASDAQ, with the exception of Michael J. Anderson, Chairman and Chief Executive Officer. Michael J. Anderson and Gerard M. Anderson are cousins. The Board has determined that the relationship does not affect Gerard M. Anderson’s exercise of independent judgment on the Board.
Audit Committee: The Audit Committee is comprised of five independent members and, among other duties, appoints the independent registered public accounting firm, reviews the internal audit and external financial reporting of the Company, reviews the scope of the independent audit and considers comments by the independent registered public accounting firm regarding internal controls and accounting procedures and management’s response to those comments. The Audit Committee held four regular meetings in 2014. The Board has determined that Patrick S. Mullin is an “audit committee financial expert” as defined in the federal securities laws and regulations.
Compensation and Leadership Development Committee: The Compensation and Leadership Development Committee, comprised solely of four independent directors (as defined in the NASDAQ Corporate Governance Standards for Listed Companies), reviews the recommendations of the Company’s Chief Executive Officer and Vice President, Human Resources as to the appropriate compensation that includes base salaries, short-term and long-term compensation, and benefits of the

Company’s officers and determines the compensation of such officers for the ensuing year. The Chief Executive Officer’s compensation is also determined by the Committee and then recommended to the full Board for approval. In addition, under the Company’s 2014 Long-Term Incentive Compensation Plan, the Committee reviews, approves and recommends to the Board grants of equity-based compensation aggregated for non-officers and individual grants for officers and reviews and approves the “Compensation Discussion and Analysis” appearing in this proxy statement. The Compensation and Leadership Development Committee met three times during 2014. The Committee, by charter, is authorized to retain its own independent compensation consultants and legal counsel.
Finance Committee: The Finance Committee is comprised of four independent directors and is charged with monitoring and overseeing the Company’s financial resources, strategies and risks, especially those that are long-term in nature. The Finance Committee met three times in 2014.
Governance / Nominating Committee: The Governance / Nominating Committee is comprised of three independent directors. The Governance / Nominating Committee met two times in 2014. The Committee recommends to the Board actions to be taken regarding its structure, organization and functioning, selects and reviews candidates to be nominated to the Board, reports to the Board regarding the qualifications of such candidates, recommends a slate of directors to be submitted to the shareholders for approval, and conducts regular meetings of the independent directors without management being present. The Governance / Nominating Committee and other members of the Board identify candidates for consideration by the Committee, and may, if it elects to, engage the services of third party search firms to identify candidates. The Governance / Nominating Committee recommended the election to the Board of each nominee named in this proxy statement.
It is the policy of the Governance / Nominating Committee to consider for nomination as a director any person whose name is submitted by a shareholder, provided that the submission is made prior to December 31 of the year that precedes the next annual meeting of shareholders and provided that the person is willing to be considered as a candidate.
Submission of names by shareholders is to be made to the Secretary of the Company, at the Company’s headquarters in Maumee, Ohio. The Secretary, in turn, submits the names to the Chair of the Governance / Nominating Committee. The shareholder’s notice must set forth all information relating to any nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Act of 1934, as amended (including, if so required, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). Additionally, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the notice must provide the name and address of such shareholder and beneficial owner and the class and number of shares of the Company which are owned beneficially and of record by such shareholder and beneficial owner.
Each candidate for director (no matter how nominated) is evaluated on the basis of his or her ability to contribute expertise to the businesses and services in which the Company engages, to conduct himself or herself in accordance with the Company’s Statement of Principles, and to contribute to the mission and greater good of the Company. The candidate’s particular expertise, as well as existing Board expertise, is taken into consideration. A candidate’s “independence,” as defined by applicable stock exchange regulations and any other applicable laws, and the Board’s ratio of independent to non-independent directors are also taken into consideration. Preferences, qualifications and specific qualities or skills considered necessary for one or more of the directors to possess include, but are not limited to, the following:

•	Able to serve for a reasonable period of time

•	Multi-business background preferred

•	Successful career in business preferred

•	Active vs. retired preferred

•	Audit Committee membership potential

•	Strategic thinker

•	Leader / manager

•	Agribusiness background, domestic and international

•	Transportation background

•	Retail background

•	Brand marketing exposure
The Committee seeks nominees who provide a diverse set of backgrounds, skills, experiences and viewpoints,s who will contribute expertise to the Board, who will conduct themselves in accordance with the Company’s Statement of Principles and who will share their diverse skills and experiences for the greater good of the Company. Because the Company consists of several diverse businesses, we highly value differing viewpoints shared in the pursuit of Board actions that best balance the objectives of our customers, employees, shareholders and communities.

The Board has adopted a policy not to nominate for re-election to the Board any member reaching the age of 72.
Board Leadership Structure: Since 2009, Michael J. Anderson has served as Chairman of the Board of Directors and Chief Executive Officer. As Chairman, Mr. Anderson chairs meetings of the Board, sets Board meeting agendas, has authority to call meetings of the Board and serves as liaison with management of the Company.
The Lead Director is chosen by the independent directors of the Board. Since 2010, Donald L. Mennel has served as Lead Director of the Board. As the Lead Director, Mr. Mennel chairs meetings of the independent directors, chairs the Governance / Nominating Committee, approves Board meeting agendas and the information available to the Board, has the authority to call meetings of the independent directors, and serves as liaison with the Chairman.
The Board has determined that combining the positions of Chairman and Chief Executive Officer enhances the efficiency and focus of Board meetings, and its coordination with management and plans of the Company, provided that the Board also has the services of an experienced and effective Lead Director to perform that role’s essential duties. Michael J. Anderson brings to his position experience on two other public company boards, including service as chairman, coupled with a detailed knowledge of the Company’s businesses derived from decades long experience with the Company. Moreover, the variety and complexity of the Company’s businesses underscores the need for a Chairman with detailed knowledge of the Company’s day to day issues to assure relevant Board agendas, adequate information and analysis for meetings, and the coordination with management. Combining the function is appropriate, and effective, when the Company also has the benefit of an experienced Lead Director, with responsibilities and authority to manage decisively the meetings of the independent directors, to communicate their interests to the Chairman, and to assert to the Chairman any other concerns for the benefit of the stockholders, and in so doing serving as an institutional counterweight to the Chairman and CEO.
Board Oversight of Risk: The Board is responsible for overseeing risk management for the Company. It has delegated to each of the Audit Committee, the Finance Committee, the Compensation and Leadership Development Committee and the Governance / Nominating Committee, certain of its responsibilities in this area. For example, the Audit Committee has the oversight responsibility for the integrity of the Company’s financial statements and its financial reporting process; its systems of internal accounting and financial controls and the performance of the Company’s internal audit function and independent auditor. The Finance Committee has responsibility for risks relating to capital markets including interest rate volatility and access to capital, counterparties, product liability, price volatility and general industry market risks. The Compensation and Leadership Development Committee has the responsibility for reviewing the Company’s compensation policies to ensure that these policies are not reasonably likely to create undue risk to the Company. The Governance / Nominating Committee has responsibility for oversight of the Company’s ethics policies, including the Company’s Code of Business Conduct, Board Succession and other regulatory / legislative issues.
Although the Board has delegated certain responsibilities for risk management to its Committees, the Board retains overall responsibility and coordination of this duty. Each Committee Chairman reports to the full Board matters discussed or reviewed at Committee meetings. Although the Board oversees the Company’s risk management, company management is responsible for day-to-day risk management processes and provides regular updates to the Board and its Committees.
Executive Sessions of the Board: Our independent directors meet in executive session at each Board meeting. Our Lead Director chairs these executive sessions.
Shareholder Communications to Board: Shareholders may send communications to the Board by writing any of its officers at the Company’s headquarters at its Maumee, Ohio address or by calling any officer at 419-893-5050 or 800-537-3370. All shareholder communications addressed to the Board will be forwarded directly to the Board members.
Code of Ethics
The Company has adopted Standards of Business Conduct that apply to all employees, including the principal executive officer, principal financial officer and the principal accounting officer. These Standards of Business Conduct are available on the Company’s website (www.andersonsinc.com) under the Corporate Governance tab within the Investor Relations section of the website. The Company intends to post amendments to or waivers, if any, from its Standards of Business Conduct as relates to the Company’s chief executive officer and chief financial officer on its website.
Review, Approval or Ratification of Transactions with Related Persons
The Board has practices and procedures to address potential or actual conflicts of interest and any appearance that decisions are based on considerations other than the best interests of the Company that may arise in connection with transactions with certain persons or entities, which include the completion of annual written questionnaires requiring disclosure of potential conflict situations, financial transactions, and annual affirmation of compliance with the Company’s Standards of

Business Conduct and Statement of Principles (the “Related Person Transaction Policy”). The Related Person Transaction Policy operates in conjunction with the Company’s Standards of Business Conduct and is applicable to all transactions, arrangements or relationships in which: (a) the aggregate amount involved is material to the individual, and in any event, to any transaction in which the amount may be expected to exceed $120,000 in any calendar year; (b) the Company is a participant; and (c) any Related Person (as that term is defined in Item 404 under Regulation S-K of the Securities Act of 1933, as amended) has or will have a direct or indirect interest (a “Related Person Transaction”).
The Governance / Nominating Committee is charged with the review of any transactions with related persons. They may utilize outside legal counsel or the Company’s general counsel to provide opinions as to the appropriateness of any potential Related Person Transaction. All directors and officers complete annual questionnaires regarding their stockholdings and transactions which may possibly be regarded as involving related parties. In considering any matter, the Governance / Nominating Committee will consider the terms of the Company’s Standards of Business Conduct, which directors and officers also commit to observe.
A Related Person Transaction is initially subject to review by the Chief Executive Officer. Matters regarding the Related Person Transaction Policy, or Related Person Transactions involving directors or officers, are submitted to the Governance / Nominating Committee for approval or ratification. As part of its review of each Related Person Transaction, the Governance / Nominating Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than the terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction. The Related Person Transaction Policy also provides that certain transactions, based on their nature and/or monetary amount, are deemed to be pre-approved or ratified by the Governance / Nominating Committee and do not require separate approval or ratification. The director involved in a Related Person Transaction will recuse himself/herself from any decision to approve or ratify such transaction.
The Governance / Nominating Committee’s activities with respect to the review and approval or ratification of all Related Person Transactions are reported periodically to the Board of Directors.
Donald L. Mennel is Chairman, and formerly President and Treasurer of, and a significant shareholder in, The Mennel Milling Company ("Mennel Milling"). Mennel Milling sells grain to, and purchases grain from, the Company and its Lansing Grain affiliate, and also leases railcars from the Company. The amounts received from such transactions are below thresholds established by Nasdaq as standards for director non-independence. The Board has determined that such transactions will not interfere with Mr. Mennel's ability to serve as an independent director.
Catherine M. Kilbane, who serves as a director, member of the Audit Committee and Chair of the Compensation and Leadership Development Committee, is Senior Vice President, Secretary and General Counsel of The Sherwin-Williams Company. The Sherwin-Williams Company, through its retail stores, competes with the paint department of the Company's retail stores. It may also supply paints and other products for sale by the Company in its retail stores and for use in the Company's railcar painting business. The amount of such competition and supplies are de minimis, and the Board has determined that such competition and transactions will not interfere with Ms. Kilbane's ability to serve as an independent director.
There were no other Related Person Transactions for the year ended December 31, 2014.
Audit Committee Report
The Audit Committee of The Andersons, Inc. Board of Directors operates under a written charter. In May 2014, the Committee was reappointed with five independent directors. The Audit Committee appoints, establishes fees to, reviews audit scope and plan, pre-approves non-audit services provided by, and evaluates the performance of, the Company’s independent registered public accounting firm. The Audit Committee’s appointment of the Company’s independent registered public accounting firm is presented to the shareholders in the annual proxy statement for ratification.
Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The Company’s independent registered public accounting firm is responsible for performing an audit of the consolidated financial statements of the Company in accordance with standards established by the Public Company Accounting Oversight Board (“PCAOB”) and assessing the effectiveness of the Company’s internal controls over financial reporting and for issuing their reports. The Audit Committee is responsible for monitoring and overseeing these processes.
In this context, the Audit Committee has reviewed the Company's audited financial statements and has met and held separate discussions with management, the Company’s internal audit director and the independent registered public accounting firm regarding such financial statements. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee also discussed with the independent registered public accounting firm matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees, and reviewed all material written communications between the independent registered public accounting firm and management.
The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures required by PCAOB Rule 3526 Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.
The Audit Committee has also reviewed the services provided by the independent registered public accounting firm (as disclosed below under the caption “Audit and Other Fees”) when considering their independence.
Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
Patrick S. Mullin (chair), Catherine M. Kilbane, Ross W. Manire, Donald L. Mennel, Jacqueline F. Woods
Use of Compensation Consultants
In 2014, the Compensation and Leadership Development Committee of the Board of Directors retained Semler Brossy Consulting Group of Los Angeles, California as its own independent adviser in light of significant executive compensation projects initiated during 2013 that culminated in decisions regarding 2014 compensation and the Long-Term Incentive Compensation Plan approved by the shareholders at the 2014 annual meeting. The consultant has continued to act as an independent adviser to the committee in connection with 2015 executive compensation for executive officers and non-employee independent directors.
Management of the Company has engaged two separate consultants as noted in the Compensation Discussion and Analysis section of the document. Findley Davies’ (one of the two firms) role in providing executive compensation consulting was primarily focused on providing benchmarking data and analysis but did not recommend specific director or executive compensation levels. Management's use of these consultants was approved by the Compensation and Leadership Development Committee following evaluation of their independence, as described in Compensation Discussion & Analysis. Findley Davies (FD) provided both compensation consulting and other services to the Company and Semler Brossy (SB) only provided executive compensation consulting services in 2014 as follows:

Fees	2014	2013
FD Executive/LongTerm Compensation Consulting	$102,000	$139,246
FD Fees for other consulting and actuarial services (1)	448,310	579,795
SB Executive Compensation Fees	78,208	—
Total	$628,518	$719,041

(1)
Services include consulting, communications, and technical support of the Company’s health and welfare and retirement plans. In 2014 and 2013, $109,800 and $42,000, respectively, was charged directly to the pension trust.

Compensation / Risk Relationship
Company management has reviewed the compensation programs established for all employees and determined that certain aspects of our incentive programs may encourage the taking of undue risk positions, but that such situations are infrequent and mitigated by compensating controls. In all cases, the Company believes that it has appropriate mitigating controls and that compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The results of this review are discussed below:

(a)
One Year Income Incentives. The Company’s annual cash compensation program for management (MPP) is generally based on one year of income performance as defined by U.S. generally accepted accounting principles. By measuring only one year of income results, an incentive can be created to maximize short-term, same year profits by making unwise credit decisions which might increase long-term counterparty risk. This incentive is mitigated by the following: (i) the Company caps all short-term incentive compensation at two times the targeted amount for each position; (ii) the Company’s Vice President Finance & Treasurer must establish all credit limits above any material size (varies by business group); (iii) a majority of management employees who participate in MPP also participate in the Company’s long-term equity compensation program, which is coupled with equity retention requirements (which are large in the case of senior officers); and (iv) losses in subsequent years from imprudent credit decisions will reduce compensation in such subsequent years. We adopted a policy commencing 2014 requiring the repayment or “clawback” of excess cash or equity based compensation where the payments were based on the achievement of financial results that were subsequently the subject of a financial restatement from each executive officer of the Company (regardless of involvement in the cause of the restatement) and also the group controller of the business unit involved in the restatement. If this policy proves to be incompatible with final rules issued by the SEC implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we will adjust our policy accordingly.

(b)
Performance Share Units. Company officers receive Performance Share Units (PSUs) that vest based upon service and performance which is measured by three years of cumulative diluted earnings per share (nine quarters of cumulative diluted earnings per share for the 2013 grant) on a rolling basis. Absent mitigating controls to monitor equity transactions and manage the Company’s leverage, this award might otherwise induce actions to be taken to improve Company earnings per share results by creating a riskier balance sheet position by increasing the Company’s leverage or through the use of cash to purchase shares on the open market. The PSU award criteria might also encourage aggressive acquisition strategies, under which the Company might incur imprudent amounts of debt to finance riskier acquisitions in order to increase short-term earnings per share and thereby increase PSU awards. This incentive is mitigated by the following controls: (i) acquisitions of any significance require the approval of the CEO and the Board of Directors; (ii) officers have large equity retention requirements, which would be negatively impacted by transactions with large inherent risk, (iii) the Company’s leverage is managed within set guidelines by the CEO and the CFO, within levels approved by the Board of Directors.

(c)
Stock Appreciation Rights. From 2006-2010, the Company awarded Stock Only Stock Appreciation Rights (“SOSARs”) in lieu of traditional stock options. SOSARs are awards paid in shares of Company stock whose number is determined based on the share price appreciation (at the exercise date) of the number of shares granted. While the Company’s SOSAR program presents a long-term incentive different than traditional stock options, it nonetheless presents executives with the choice of when to exercise the right to acquire the shares that become available as a result of stock appreciation under the program. In that respect, SOSARs, like any stock option, can encourage executives to enter into transactions with long-term risks which may result in short-term gains in stock price at the expense of the Company’s long-term financial performance. The temptation to engage in such transactions is mitigated by the following controls: (i) major transactions which might affect short-term stock price require the approval of both the CEO, as well as the Board, and (ii) our internal criteria for approving major investments utilizes a RAROC (Risk Adjusted Return on Capital) analysis whereby riskier investments require higher reward prospects for approval, making approval more difficult to achieve.

(d)
Restricted Share Awards. In 2011, the Company replaced the SOSAR equity award with full value Restricted Share Awards (“RSAs”). Restricted shares are delivered at grant date and vest over a three year period (nine quarters for the 2013 grant). The main objective of RSAs is to promote retention. To a lesser extent, they also create focus on share price and alignment with shareholders, but the Company does not feel this is significant enough to encourage the taking of undue risk positions.

Proposal for an Advisory Vote on Executive Compensation
As required by Section 14A of the Exchange Act, as amended by the Dodd-Frank Act, the Board is submitting a non-binding advisory vote to our shareholders on the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis included within this proxy statement.
Please refer to the Compensation Discussion and Analysis contained in this proxy statement for a description of the philosophy and design strategy of our compensation programs, our peer group benchmarking, and the actual values given as compensation for our named executive officers.
We believe that our executive compensation programs appropriately link pay to performance and are well aligned with the long-term interests of our shareholders. We believe that the compensation we have given, viewed in the context of our current year results, demonstrates the appropriateness of our executive compensation practices.
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement is hereby APPROVED on an advisory basis.
This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation and Leadership Development Committee will review and consider the voting results when making future decisions regarding our executive compensation program.
Accordingly, the Board of Directors unanimously recommends a vote FOR the approval of the advisory resolution on executive compensation.

Appointment of Independent Registered Public Accounting Firm
Independent Registered Public Accounting Firm
PricewaterhouseCoopers LLP (“PwC”) served as the Company’s independent registered public accounting firm for the year ended December 31, 2014.
The Audit Committee of the Board of Directors of the Company conducted a comprehensive, competitive process to determine the Company's independent registered public accounting firm for the Company's fiscal year ended December 31, 2015. On February 27, 2015, the Audit Committee approved, effective March 3, 2015, the engagement of Deloitte & Touche LLP (D&T) as the Company's independent registered public accounting firm for the Company's fiscal year ended December 31, 2015 and dismissed PwC.
PwC's audit reports on the Company's consolidated financial statements as of and for the fiscal years ended December 31, 2014 and 2013 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.
During the fiscal years ended December 31, 2014 and 2013, and the subsequent interim period through February 27, 2015, there were (i) no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to PwC's satisfaction, would have caused PwC to make reference thereto in their reports on the financial statements for such years, and (ii) no "reportable events" within the meaning of Item 304(a)(1)(v) of Regulation S-K.
The Company provided PwC with a copy of disclosures it is making in a Form 8-K and this Proxy Statement, and requested that PwC furnish a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements made therein and herein. A copy of PwC's letter dated March 3, 2015, is attached as Appendix A hereto.
During the fiscal years ended December 31, 2014, and 2013, and the subsequent interim period through March 2, 2015, neither the Company nor anyone on its behalf has consulted with D&T regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report or oral advice was provided to the Company that D&T concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.
The Audit Committee now seeks the shareholders' ratification of the appointment of D&T as the independent registered public accounting firm of the Company for the year ending December 31, 2015.
Representatives of D&T are expected to be present at the annual meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions. Representatives of PwC, who audited the Company's financial statements for the fiscal year ended 2014, are not expected to be present at the annual meeting.
Audit and Other Fees
During 2014, PwC not only acted as the Company’s independent registered public accounting firm but also rendered other services to the Company. The following table sets forth the aggregate fees for professional services rendered by PwC for audit, audit-related, tax and other services related to fiscal years 2014 and 2013:

Fees	2014	2013
Audit (1)	$3,101,450	$2,148,829
Audit-related (2)	365,478	225,340
Tax (3)	56,423	120,684
Other (4)	1,800	1,800
Total	$3,525,151	$2,496,653

(1)
Fees for professional services rendered for the audit of the consolidated financial statements, statutory and subsidiary audits, consents, and assistance with review of documents filed with the SEC. Fees reported relate only to audits of the Company and consolidated subsidiaries. In 2014 and 2013, PwC also audited certain non-consolidated affiliates.

(2)	Fees for review and testing of the SAP environment and the associated controls.

(3)	Fees for services related to tax consultations and tax planning projects.

(4)	Annual license fee for technical accounting research software.

Policy on Audit Committee Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm
In accordance with the Securities and Exchange Commission’s rules issued pursuant to the Sarbanes-Oxley Act of 2002 which require, among other things, that the Audit Committee pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm, the Audit Committee has adopted a formal policy on auditor independence requiring the approval by the Audit Committee of all professional services rendered by the Company’s independent registered public accounting firm. Under this policy, the Audit Committee specifically pre-approves at the beginning of each fiscal year all audit and audit-related services to be provided by the independent registered public accounting firm during that fiscal year within a general budget. The Audit Committee is updated as to the actual billings for these items at each meeting.
Tax and all other services that are permitted to be performed by the independent registered public accounting firm, but could also be performed by other service providers, require specific pre-approval by the Audit Committee after considering the impact of these services on auditor independence. If the Audit Committee pre-approves services in these categories by the independent registered public accounting firm, the Audit Committee is updated at each meeting as to the actual fees billed under each project.
Since May 6, 2003, 100% of the tax and other fees were pre-approved by the Audit Committee. All fees noted above were for employees of PwC.

Proposal to Ratify the Appointment of Independent Registered Public Accounting Firm
The Audit Committee has hired and the Board of Directors has approved Deloitte & Touche LLP as our independent registered public accounting firm to audit the consolidated financial statements of the Company for fiscal year 2015.
If the shareholders do not ratify this appointment by a majority of the shares represented in person or by proxy at the Annual Meeting, the Audit Committee will consider other independent registered public accounting firms. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our shareholders.
The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm.

Proposal to Approve an Amendment to the Company’s Amended and Restated Articles of Incorporation to Increase Number of Shares of Authorized Stock

The Company’s Articles of Incorporation currently provide for authorized capital stock consisting of 42,000,000 shares of Common Stock, no par value, and 1,000,000 shares of Preferred Stock, no par value.

By resolution dated February 27, 2015, the Board of Directors adopted a resolution declaring it advisable to amend subsection (a) of Article Fourth of the Company's Amended and Restated Articles of Incorporation to increase by 21,000,000 the aggregate number of shares of common stock, no par value (“Common Stock”), that the Company has the authority to issue to an aggregate 63,000,000 shares which, when added to the 1,000,000 shares of preferred stock, no par value (“Preferred Stock”) which the Company is currently authorized to issue, shall bring the total number of the Company’s authorized shares to 64,000,000 shares. The 1,000,000 shares of Preferred Stock which the Company is authorized to issue will remain unchanged. The proposed revised subsection (a) of Article Fourth of the Company's Amended and Restated Articles of Incorporation is set forth as Appendix B to this Proxy Statement. The Board of Directors directed that the amendment be submitted for consideration by the stockholders at the Annual Meeting.

The Board of Directors believes that it is in the best interests of the Company and its stockholders to have additional shares of Common Stock authorized which would be available for issuance in connection with stock dividends, stock splits, retirement, refinancing or replacement of indebtedness, employee benefit programs, corporate business combinations, acquisitions, debt leverage management, working capital or other corporate purposes. The Board of Directors believes the current number of authorized and unissued common shares available for issuance is too limited to allow prompt or flexible action by the Board if and when needed, including in regard to raising additional capital and responding to potential business opportunities that may arise.  Having additional authorized common stock available for future use will allow the Company to issue additional shares of Common Stock without the expense and delay of arranging a special meeting of stockholders.  The Company cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value or that they will not adversely affect the Company’s business or the trading price of our stock.

As of December 31, 2014, the Company had 29.0 million shares of common Stock issued and outstanding, zero shares of Preferred Stock issued and outstanding and options, SOSARS and other instruments or agreements providing the holder a right to acquire an aggregate 2.1 million shares of Common Stock. This totals 31.1 million shares of Common Stock issued and outstanding or reserved for issuance.

The additional Common Stock would be a part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently issued and outstanding. There are no currently issued shares of Preferred Stock outstanding, and no change is being made to any right of any prospective holder of Preferred Stock.

The Company and the Board have no current plan to issue any of the proposed additional authorized shares. The authorized shares of Common Stock in excess of those presently outstanding will be available for issuance at such times and for such purposes as the Board of Directors may deem advisable without further action by the Company's stockholders, except as may be required by applicable laws or regulations, including stock exchange rules. While adoption of the proposed amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of the Company’s existing stockholders, any future issuance of additional authorized shares of the Company’s Common Stock may, among other things, dilute the earnings per share of the Common Stock and the equity and voting rights of those holding Common Stock at the time the additional shares are issued. Holders of the Common Stock are not entitled to preemptive rights or cumulative voting, and as a result, the issuance of Common Stock (other than on a pro rata basis to all current stockholders) would reduce the current stockholders' proportionate interests thereby diluting their ownership and voting rights with respect to the Company.

In addition to the corporate purposes mentioned above, an increase in the number of authorized shares of the Company’s Common Stock may make it more difficult to, or discourage an attempt to, obtain control of the Company by means of a takeover bid that the Board determines is not in the best interest of the Company and its stockholders.  For example, without further stockholder approval, the Board could sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized number of shares of common stock has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt, stockholders should be aware that approval of this proposal could facilitate future efforts by the Company to oppose changes in control of the company and perpetuate the Company’s management, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices. While the authorization of additional shares might have such an effect, the Board does not intend or view the proposed increase in authorized shares as an anti-takeover measure.

Shareholders are not entitled to dissenter’s rights or appraisal rights with respect to this proposal, and the Company will not independently provide our stockholders with any such rights.

If the proposed amendment is approved by the stockholders, it will become effective upon the acceptance for record of the Article of Amendment with the Secretary of State of Ohio, which will occur as soon as reasonably practicable after approval. If the proposed amendment is not approved by the Company’s stockholders, it will not be implemented.

The Board of Directors unanimously recommends a vote FOR the proposal to approve an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the aggregate number of shares of Common Stock that the Company is authorized to issue as set forth above.

Share Ownership
Shares Owned by Directors and Executive Officers
The following table indicates the number of Common Shares beneficially owned as of February 28, 2015. The table displays this information for the directors and executive officers as a group, for each director individually and for each of the Named Executive Officers (as defined hereafter). Unless otherwise indicated, each person has sole investment and voting power with respect to the shares set forth in the following table. Except as noted below, the address of the beneficial owners is The Andersons, Inc., 480 West Dussel Drive, Maumee, Ohio 43537.

	Amount and Nature of Shares Beneficially Owned
Name	SOSARs / Options (a)	Common Shares		Aggregate Number Of Shares Beneficially Owned	Percent of Class (b)
Dennis J. Addis	—	10,465	(c)	10,465	*
Michael J. Anderson	—	566,011	(d)	566,011	2.0%
Gerard M. Anderson	—	326,843	(e)	326,843	1.1%
John J. Granato	—	8,666		8,666	*
Catherine M. Kilbane	—	19,830		19,830	*
Robert J. King, Jr.	—	21,412		21,412	*
Neill C. McKinstray	3,338	48,720	(f)	52,058	*
Ross W. Manire	—	8,368		8,368	*
Donald L. Mennel	3,600	65,003	(g)	68,603	*
Patrick S. Mullin	—	3,284		3,284	*
Harold M. Reed	—	103,892	(h)	103,892	*
John T. Stout, Jr.	—	12,002	(i)	12,002	*
Jacqueline F. Woods	—	21,003		21,003	*
All directors and executive officers as a group (22 persons)	26,318	1,655,169		1,681,487	5.9%

(a)	Includes options exercisable within 60 days of February 28, 2015.

(b)	An asterisk denotes percentages less than one percent.

(c)	Includes 5,650 Common Shares owned by Dennis J. Addis, Trustee of the Dennis J. and Therese A. Addis Joint Revocable Trust.

(d)	Includes 150,138 Common Shares held by Mrs. Carol H. Anderson, Mr. Anderson’s spouse. Mr. Anderson disclaims beneficial ownership of such Common Shares.

(e)	Includes 316,497 shares held by trust.

(f)	Includes 2,378 Common Shares held by Mrs. Sandra J. McKinstray, Mr. McKinstray's spouse. Mr. McKinstray disclaims beneficial ownership of such Common Shares.

(g)	Includes 1,237 Common Shares held by Mrs. Louise Mennel, Mr. Mennel’s spouse. Mr. Mennel disclaims beneficial ownership of such Common Shares.

(h)	Includes 55,563 Common Shares held by trust.

(i)	Includes 4,219 Common Shares held by trust.

Share Ownership of Certain Beneficial Owners
The following table indicates the number of Common Shares beneficially owned by each shareholder who is known to own beneficially more than 5% of our Common Shares as of December 31, 2014:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Common Shares Beneficially Owned	Percent of Class as of December 31, 2013
Common Shares	The Vanguard Group, Inc. (a) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	2,271,079	7.85%
Common Shares	Blackrock, Inc. (b) 55 East 52nd Street New York, New York 10022	2,627,422	9.10%
Common Shares	Dimensional Fund Advisors LP (c) Building One 6300 Bee Cave Road Austin, TX 78746	1,568,014	5.43%
Common Shares	Allianz Global Investors U.S. Holdings LLC (d) 680 Newport Center Drive Suite 250 Newport Beach, California 92660	2,044,608	7.10%

(a)
Based upon information set forth in the Schedule 13G filed on February 11, 2015 by The Vanguard Group, Inc. The Vanguard Group, Inc. is an investment adviser and holding company with the sole power to vote 37,207 Common Shares and sole dispositive power over 2,236,122 Common Shares. Vanguard Fiduciary Trust Company (“VFTC”) is a wholly owned subsidiary of The Vanguard Group, Inc. and an investment manager of collective trust accounts with the sole power to vote and dispose of 34,957 Common Shares. Vanguard Investments Australia, Ltd. ("VIA") is a wholly owned subsidiary of The Vanguard Group, Inc. and an investment manager of Australian investment offerings with the sole power to vote and dispose of 2,250 Common Shares.

(b)
Based upon information set forth in the Schedule 13G filed on January 15, 2015 by Blackrock, Inc. Blackrock, Inc. is a holding company or control person with the sole power to vote 2,557,189 Common Shares and sole dispositive power over 2,627,422 Common Shares.

(c)
Based upon information set forth in the Schedule 13G filed on February 5, 2015 by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP is an investment adviser with the sole power to vote 1,509,112 Common Shares and sole dispositive power over 1,568,014 Common Shares.

(d)
Based upon information set forth in the Schedule 13G filed on February 13, 2015 by Allianz Global Investors U.S. Holdings LLC. Allianz Global Investors U.S. Holdings LLC is an investment adviser and holding company with the sole power to vote and dispose of 0 Common Shares. NFJ Investment Group LLC is a wholly owned subsidiary of Allianz Global Investors U.S. Holdings LLC and an investment adviser with the sole power to vote 1,533,555 Common Shares and sole dispositive power over 1,552,605 Common Shares. Allianz Global Investors U.S. LLC is a wholly owned subsidiary of Allianz Global Investors U.S. Holdings LLC and an investment adviser with the sole power to vote 259,364 Common Shares and sole dispositive power over 267,704 Common Shares. Allianz Global Investors GmbH is an affiliate of Allianz Global Investors U.S. Holdings LLC and an investment adviser with the sole power to vote 91,190 Common Shares and sole dispositive power over 109,561 Common Shares. Allianz Global Investors Taiwan Ltd. is an affiliate of Allianz Global Investors U.S. Holdings LLC and an investment adviser with the sole power to vote and dispose of 114,738 Common Shares.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers and directors to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission. In addition, persons that are not executive officers or directors but who beneficially own more than ten percent of Common Shares must also report under Section 16(a). Copies of all Section 16(a) forms filed by officers, directors and greater-than-10% owners are required to be provided to the Company.
We have reviewed the reports and written representations from the executive officers and directors. Based on our review, we believe that all filing requirements were met during 2014, except for the following:

•Harold Reed filed a late Form 4 on March 5, 2014 for a gift of shares;
•Late Form 4's for each Officer and Director were filed on March 10, 2014 for annual grants of Restricted Share Awards ("RSAs");
•Late Form 4's for each Officer were filed on March 10, 2014 for annual grants of Performance Share Units ("PSUs");
•Naran Burchinow filed a late Form 4 on March 11, 2014 for an exercise of SOSAR's;
•Neill McKinstray filed a late Form 4 on March 11, 2014 for an exercise of SOSAR's; and
•Tamara Sparks filed a late Form 4 on March 13, 2014 for a sale of shares.

Compensation and Leadership Development Committee Interlocks and Insider Participation
No member of our Compensation and Leadership Development Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation and Leadership Development Committee.

Executive Compensation
Compensation and Leadership Development Committee Report
The Compensation and Leadership Development Committee has reviewed and discussed with management the Compensation Discussion and Analysis which follows, and, based on such review and discussion, recommends to the Board of Directors of The Andersons, Inc. that it be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014.
COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE
Catherine M. Kilbane (chair), Robert J. King, Jr., John T. Stout, Jr., Jacqueline F. Woods
Compensation Discussion and Analysis
The following section describes the components of our executive compensation program for our named executive officers (“Named Executive Officers” or “NEOs”), whose compensation is set forth in the Summary Compensation Table and other compensation tables contained in this proxy statement. For the year ended December 31, 2014, our NEOs included the following individuals:

Officers	Title as of December 31, 2014
Michael J. Anderson	Chief Executive Officer
John J. Granato	Chief Financial Officer
Harold M. Reed	Chief Operating Officer
Dennis J. Addis	President, Grain Group
Neill C. McKinstray	President, Ethanol Group
Executive Summary
Rewarding Performance and Achieving Objectives
Our compensation plans and policies are structured to achieve the following goals:

•	Compensation should reflect a balanced mix of short-term and long-term components.

•	Short-term cash compensation (which is both base pay and bonuses) should be based on annual Company, business unit and individual performance.

•	Long-term equity compensation should encourage achievement of the Company’s long-term performance goals and align the interests of executives with shareholders.

•	Executives should build and maintain appropriate levels of Company stock ownership so their interests continue to be aligned with the Company’s shareholders.

•	Compensation levels should be sufficient to attract and retain highly qualified employees.

•	Compensation should reflect individual performance and responsibilities.

To do so, we provide:

Base Salary	A salary range is established for each position, based upon extensive benchmarking.
Short-Term Incentive Compensation
An annual cash bonus. Most of the bonus is determined by a formula based on pre-tax income of both the executive’s individual business group, and the Company as a whole. A smaller amount is awarded at the discretion of the CEO based on individual contributions. The pool available for the CEO’s discretionary awards is determined by a formula also based on pre-tax income.

Long-Term Incentive Compensation:
Restricted Share Awards ("RSAs")	Grants of common stock subject to vesting over a multi-year period. Grant amount is adjusted by a factor based on prior year income results.
Performance Share Units ("PSUs")	Units convertible to common stock upon performance criteria being met over a multi-year period. Performance criteria are based upon cumulative EPS.
NEO compensation is designed to maintain a strong link between pay and performance, with both short and long-term incentives. The majority of our NEO compensation will vary based on performance. We target 70% of the CEO's compensation and 63% of the COO's and CFO's compensation to vary with Company performance. We target 34% of each Group President’s compensation to vary with Company performance and 22% to vary with business Group performance. Individual business Group performance is a strong determinant of the Company’s overall annual operating performance and the achievement of long-term strategic objectives. As shown below, 70% of CEO compensation and 60% of other NEO compensation is structured to vary based on performance
2014 Financial Performance Highlights
The Company had strong results in 2014, led by the exceptionally strong performance of the Ethanol Group. Some highlights of 2014 financial performance include:

•	Record income attributable to the Company of $109.7 million, unadjusted (1)

•	Record full-year earnings of $3.84 per diluted share, unadjusted (1)

•	The Ethanol Group delivered full-year operating income of $92.3 million, far exceeding its prior best year of $50.6 million in 2013.

•	Continued growth in the fourth quarter highlighted by the acquisition of Auburn Bean & Grain.
(1) The net income and diluted earnings per share numbers used to determine compensation amounts were adjusted to remove a one-time gain from the partial redemption of the Company's investment in Lansing Trade Group.

The following “NEO Management Bonus and Pre-Tax Income” graph illustrates our pay-for-performance approach to compensation. The graph displays trends in pre-tax income compared to total short-term incentives for the Company’s NEOs for each year. The Company's annual incentive program is designed to be directly responsive to changes in earnings. Over the five year period, changes in annual incentive compensation for NEOs were appropriately aligned with changes in pre-tax income.
The following “Long-Term Performance” and “Long-Term Compensation” graphs illustrate diluted EPS and resulting NEO equity-based compensation from Performance Share Units (PSUs) for the three-year periods ending on December 31, 2012, 2013, and 2014.
*Compensation for NEOs in periods ending 12/31/2012 and 12/31/2013 does not include John Granato, hired in 2012.
Salary increases for officers and other senior managers normally scheduled to occur in early 2013 were delayed by twelve months in anticipation of a challenging earnings year for the Company. Salary increase decisions in 2014 for those officers and senior managers took into consideration amounts foregone in 2013, although no retroactive payments were made to make up for the delayed salary increases. Also, the Company's CEO took a temporary 10% reduction in salary for 2013, with the stipulation that if the Company met or exceeded its 2013 plan, he would receive a one-time payment in 2014 equal to the amount of his salary reduction. The Company's performance in 2013 exceeded plan and, as a result, the CEO received a one-time payment for his salary reduction in early 2014. His salary was restored effective January 1, 2014 and the Compensation & Leadership Development committee approved a standard merit increase for him to be effective in March 2014 along with all other salaried employees.
We establish both threshold and target levels for our incentives, and cap formula based incentive awards, no matter how extraordinary the performance, at twice the target incentive. We believe our standards for threshold and target levels provide fair and challenging tests. In 2013, all but one business unit achieved threshold, with three business units exceeding their target. In 2014, all but one business unit exceeded threshold, with two business units exceeding their target. The relationship between incentive-based pay and performance is strong as evidenced by the graphs of annual and long-term NEO compensation. See the Bonus, Performance Targets & Thresholds section below for greater detail.
Other than required executive officer physicals, there are no perquisites, unusual reimbursements or non-cash rewards (other than equity). We do not provide employment contracts, although we do have a severance policy and change of control plan, which is described in this CD&A.

Consideration of 2014 Say on Pay Advisory Vote
The Company’s executive compensation plans were approved by 89% of the shareholders in the 2014 proxy. In view of the strong shareholder approval, we believe there is general support by the shareholders for the overall direction, philosophy and relative magnitude of our executive compensation plans. As a result, no material changes were made to the Company’s executive compensation plans in direct response to the voting results. In May 2014, we also received shareholder approval for adoption of the 2014 Long-Term Incentive Compensation Plan, replacing the 2005 plan which would have expired in May 2015. Consistent with our recommendation, we are again submitting our executive compensation plans to the annual non-binding vote of the shareholders in this proxy statement.

Compensation Governance Framework

In order to meet the key objectives of our executive compensation program and to mitigate risk from our compensation practices, the company has adopted a strong corporate governance framework that includes the components described below.

•
Stock Ownership Guidelines - We have established stock ownership guidelines for our executive officers with target shareholding levels expressed as multiples of base salary to further align the interests of our executives with those of our shareholders.

•
Share Retention Requirement - Company officers are required to retain at least 75% of the net shares acquired through incentive awards until their target shareholding level is achieved, thereafter, they are required to retain 25% of the future net shares which they acquire until two times their established target shareholding level is achieved.

•
Recoupment Policy - We have adopted a policy commencing 2014 requiring the repayment or “clawback” of excess cash or equity based compensation from each executive officer of the Company and also the group controller of the relevant business unit where the payments were based on the achievement of financial results that were subsequently the subject of a financial restatement (regardless of involvement in the cause of the restatement).

•
Double-Trigger Vesting - Our new 2014 Long-term Incentive Compensation Plan does not provide for the automatic acceleration of equity awards upon a Change in Control without a qualifying termination of employment, and it is the intention of the committee to require such double-trigger vesting on all future equity awards.

•	No Stock Option Re-Pricing - The 2014 Plan does not permit us to reprice stock options without shareholder approval or to grant stock options with an exercise price below fair market value.

•
No Tax Gross-Ups - The Company does not provide tax gross-ups on executive benefits and perquisites during normal employment. Certain tax gross-ups may be available following a change in control event as described under Termination / Change in Control Payments.

•	Annual Say on Pay Vote - We value the input of our shareholders and include a non-binding vote on our executive compensation policies and practices annually.

General Principles and Procedures
Compensation and Leadership Development Committee’s Role and Responsibilities
The Compensation and Leadership Development Committee, which is composed solely of independent directors, reviews all aspects of cash and long-term incentive compensation for executive officers and makes recommendations to the Board pursuant to a committee charter, which is reviewed and approved by the Governance and Nominating Committee, and ratified by the full Board, annually.
The CEO along with the Vice President, Human Resources make initial recommendations to the Compensation and Leadership Development Committee and participate in Compensation and Leadership Development Committee discussions. In the case of the CEO, compensation is determined by the Compensation and Leadership Development Committee. The Compensation and Leadership Development Committee then makes recommendations related to the compensation provided to all executive officers (including the CEO) to the Board of Directors for their approval.
Compensation Consultants
The Compensation and Leadership Development Committee is empowered by its charter to retain its own independent legal and compensation consultants, at the Company's expense. The committee decided to retain its own adviser in light of significant executive compensation projects initiated during 2013 and continuing into 2014. The committee engaged Semler Brossy Consulting Group to objectively review and make recommendations regarding 1) all aspects of our Long-Term Incentive Compensation Plan and equity award grant agreements, and 2) all elements of Total Direct Compensation for executive officers and non-employee independent directors. The committee assessed the independence of Semler Brossy based on the Nasdaq listing standards and determined that Semler Brossy is independent of management. The firm will continue to provide independent advice to the committee in 2015 regarding such matters.
For 2014, management retained Findley Davies, a third party human resource consulting, actuarial, and administrative services firm to assist in the design and development of its equity-based executive compensation policies and non-qualified deferred compensation programs. Management also retained the Hay Group, global management consultants, to perform evaluations of executive positions and for benchmarking competitive data.
The Committee concluded that Findley Davies could not be considered independent of management of the Company, owing to the volume of non-executive compensation related services and fees with the Company, and the lack of separation between the individual Findley Davies consultants performing both executive compensation and other services. Findley Davies also performs consulting, communications and technical support of the health and welfare retirement plans for the Company.
The Hay Group provides no other services for the Company and was assessed to be independent.
Benchmarking
For all salaried positions, including our NEOs, we compare our compensation to that of other companies on a regular basis. We use the Compensation Planning and Executive Compensation Report, an annual study of U.S. businesses, produced by the Hay Group, for such comparisons. Specifically for the majority of salaried positions from entry level to executive levels, we select companies from the Hay Group’s survey list of participants to create an index of 194 organizations, with average revenue of approximately $1.8 billion, and with average employment of approximately 3,700 employees.
We have consistently utilized an index of companies whose average revenues are lower than our actual revenues as we believe that our commodities-based business generates revenue that overstates our true peer size, and we have sought to avoid the upward compensation pressure that an index of companies with larger revenue might create. The current index includes representation from a broad range of industries similar to those we compete in, such as manufacturing, chemicals, energy, food / beverage / tobacco, retail, wholesale, and transportation, among others. The list of companies that make up this peer index is included in Appendix C.
For the CEO, we also utilize information from the proxy reports of a peer group of 28 companies selected based on financial criteria comparable to our own. In addition to sales and industry, we considered net income, total assets, market capitalization and return metrics including return on revenue, assets and equity in selecting comparable peers. In addition to meeting the financial criteria, some companies were selected based on having a business model similar to ours (i.e., operations in multiple industries). This list of 28 companies is displayed in Appendix D and is consistent with the prior year.

Our current pay strategy is to have Total Direct Compensation (base salary, short-term incentive and long-term incentive) on a par with the median of our competitive benchmark if annually established target levels for Company and business unit pre-tax income are achieved. We generally set base salary below the 50th percentile and use short-term and long-term incentive pay to bring the NEO’s Total Direct Compensation to the 50th percentile when Target performance levels are reached.
The Committee attempts to establish the CEO's Total Cash and Total Direct Compensation at a level midway between the 25th and 50th percentiles of the two peer groups described above. That level of Total Direct Compensation is also compared to that of the Company's other senior executives, and also a representative sampling of hourly workers, in order to ensure that the CEO's compensation does not exceed those internal comparisons by too great a margin. The Committee believes the CEO's Total Direct Compensation is, as a result, well in the bottom half of his peers.
Following is an overview of the 2014 components of Total Direct Compensation for Named Executive Officers:

		Element	Description	Objective	Delivery
Total Direct Compensation	Total Cash Compensation	Base Salary	A base salary range for each NEO is created, the midpoint of which is below the 50th percentile of benchmark. The range extends from 80% of midpoint to 120% of midpoint.	Payment for day to day performance of job accountabilities. Range allows for merit based increases.	Cash
Short-term Incentive Compensation – Management Performance Program
Annual incentive bonus opportunity calculated as percentage of salary range midpoint. The total incentive is based primarily upon the formula as described in Bonus, Performance Targets & Thresholds below. A discretionary award may also be awarded by the CEO. At Target performance, the pool of funds available for discretionary awards is 15% of the total incentive bonus pool. Maximum formula-based payment, regardless of performance, is 2 times the Targeted cash bonus.

Incentive for annual pre-tax income performance plus other non-financial objectives. Allocation of discretionary Company pool based on assessment of overall individual value-add performance and individual formula achievement.
Cash
	Long-term Incentive (LTI) Compensation	Performance Share Units (PSUs)
Grant amount based on half of the position’s targeted LTI opportunity. The vesting of PSUs granted in 2014 is based upon achievement of targeted cumulative diluted earnings per share over a 3 year performance period.
				Basing equity grants on achievement of 3 years of cumulative earnings per share rewards consistent, year over year earnings, enhancing longer-term focus and alignment with shareholders.	Conversion of units to common shares (if earned) at end of performance period and are then subject to Ownership & Retention Policy.
		Restricted Stock Awards (RSAs)	Grant amount based on half of the position’s targeted LTI opportunity and an adjustment factor based on prior year income results, as described in the Adjustment Factor table on page 32.	Promotes retention due to the multi-year vesting period. Also creates focus on share price and alignment with shareholders.	Delivery of restricted shares at grant date. Shares fully vest after three years and are then subject to Ownership & Retention Policy.

2014 Executive Compensation Components
Base Pay
For all NEO positions, competitive benchmark data is utilized to establish a base salary range. For the base pay of NEOs, we target between the 25th and 50th percentiles of our competitive benchmark for our salary midpoints. The base pay of our CEO is targeted at the 25th percentile. The midpoint for executive officers immediately below the CEO begins at approximately the 37th percentile for the COO and is gradually increased toward the 50th percentile for our other corporate officers. Our target salary positioning is lower compared to market for our CEO and our most senior executives because it is our philosophy that more conservative fixed base compensation combined with a higher degree of variable performance-based compensation is appropriate for the executive leadership team. This philosophy supports our pay-for-performance objectives. By design, we are intentionally conservative with base pay for our very top executives, resulting in less extreme differentials than would be indicated by external market data alone, but that may not reflect relative internal value contribution or support a cohesive corporate culture.
Generally, annual increases to base salary for each NEO are determined based upon the NEO’s current salary relative to their salary midpoint, individual performance and the Company’s expectations for overall wage expense increases. Larger salary increases may occur when promotions or additional accountabilities create additional value for a specific position, benchmark studies indicate that an adjustment is necessary to maintain market competitiveness, or based upon considerations of internal equity with other similarly situated NEOs.
Following is a chart setting forth NEO annualized base salary for 2014 and 2013 and the percentage change.

	2014 Annualized
	Base Salary	Midpoint	2014 Base Salary as a % of Salary Range Midpoint	2013 Annualized Base Salary	% Change in Annualized Base Salary	2014 Actual Base Earnings
Michael J. Anderson (1)	$570,000	600,000	95%	$550,000	3.6%	622,995
John J. Granato	$341,000	354,545	96%	$300,000	13.7%	334,729
Harold M. Reed	$427,000	450,495	95%	$400,000	6.8%	422,883
Dennis J. Addis	$367,000	344,281	107%	$350,000	4.9%	364,422
Neill C. McKinstray	$288,000	306,793	94%	$250,000	15.2%	282,191
(1) Mr. Anderson reduced his pay in 2013 by 10% from $550,000 to $495,000. The Committee agreed to restore his salary to $550,000 in January 2014 if the Company achieved its 2013 annual plan for pre-tax income. The 2013 plan was exceeded and Mr. Anderson's base salary was restored to $550,000 retroactive to January 2013 which is reflected in his 2014 Actual Base Earnings in the table above. The table above shows his 2013 base salary before the voluntary 10% reduction for better comparability year-over-year.
Bonus, Performance Targets & Thresholds
We believe that our cash bonus plan (which we call the Management Performance Program or “MPP”) encourages sound investment decisions, prudent asset management, and profitable Group and Company performance.
The Management Performance Program requires the setting of annual income “Thresholds” and “Targets” for each of the Company’s business Groups and for the total Company. “Thresholds” are levels of pre-tax income that must be achieved before any MPP payment is earned. At Threshold performance, only minimum levels of MPP payments are earned. “Targets” are the levels of pre-tax income at which the resulting MPP payment will equal the targeted competitive level of compensation discussed under “Benchmarking” above. Bonus amounts are capped at 200% of the formula Target. That level is generally achieved when the Company's income performance reaches 135% of the income Target. We attempt to set Threshold levels so that a minimum MPP payment will normally be earned absent poor performance or unusually difficult or unexpected adverse business conditions. We generally expect that Threshold levels of income will be achieved by all or nearly all our business Groups annually. Targets are set to provide competitive short-term cash compensation in the case of good performance. We generally expect a majority of our executives to achieve Target levels of income performance and resulting bonuses, although it would not be uncommon for one or more executives to fail to achieve Target in a single year. The total Company Target is less than the sum of the business Group Targets due to corporate costs and expected returns on corporate assets that are not assigned to an individual business Group.

Target and Threshold amounts are not current year budgets or predictions (although not unrelated), but they do represent the expectation of return on investment for the business Group and the Company given our level of investment in that Group. We take a longer-term view of performance due to the volatile nature of several of our businesses and may adjust an annual threshold to reflect current year industry volatility as reflected in the Company's annual plan.
Income Targets and Thresholds for the coming year for each business unit are presented to the Compensation and Leadership Development Committee prior to the start of the year. The Committee then makes a recommendation to the Board of Directors for its approval. All 2014 Targets and Thresholds were determined through this process and were approved by the Board of Directors.
Significant changes in the asset base due to acquisition or additional investment in joint ventures that occur after approval will not cause a change to the approved Targets and Thresholds. Further, the income from such acquisitions or additional investment will not be included in the income used for bonus calculations. The Targets and Thresholds impacting 2014 NEO compensation were as follows:

	Pre-Tax Income ($000s)
	Threshold	Target
Grain	$42,000	$70,000
Ethanol	10,800	18,000
Plant Nutrient	17,400	29,000
Rail	18,600	31,000
Turf & Specialty	3,900	6,500
Retail	(1,800)	5,000
Company	83,100	138,500
If the Company, as a whole, or an individual business unit exceeds Threshold, the amount available for formula bonuses will be increased proportionately. If Thresholds are not met, no formula bonuses are earned. NEOs who are Group Presidents earn 70% of their bonus on their individual Group performance and 30% on overall Company performance. Certain NEOs earn a small portion of their formula bonus based on non-financial goals – primarily related to employee safety metrics. Michael J. Anderson, Harold M. Reed and John J. Granato earn 100% of their formula bonus based on Company performance. While our expectation is that each business unit will achieve at least Threshold returns resulting in at least a minimum formula bonus, this is not always possible due to the volatility of our industries.
In 2014, one NEO formula bonus reached the maximum 200% of target. In the individual bonus table that follows, we have included the percentage of total target bonus that was achieved for each of 2014 and 2013.
The MPP cash bonus also includes a discretionary portion determined by the CEO individually for each executive. The Committee considers and approves a recommended discretionary amount for the CEO. The pool of dollars available to the CEO for this discretionary portion is based upon the Company's ratio of actual pre-tax income to Target pre-tax income. At Target performance by the Company, the aggregate pool for discretionary awards is 15% of the total MPP cash bonus pool. The Company reduced the size of the discretionary award pool from 30% in 2012 in order to produce greater reliance upon the performance based formula for computing the total MPP cash bonus. The CEO bases his determination for discretionary awards on this assessment of the NEO's business group and individual performance, unique challenges faced by such NEO's industry, as well as the size of the NEO's formula based MPP cash award in light of the challenges and opportunities which may have impacted their ability to achieve Target income levels. The CEO has considerable latitude in awarding the discretionary award to the executive team, but each discretionary award recommended by the CEO must be approved by the Compensation and Leadership Development Committee.
For 2014, the Company's reported pre-tax income, after a downward adjustment for one time or unusual gains and losses (6.6%), exceeded our Target by 15%. This compares to 2013, when the Company's reported pre-tax income, after a small upward adjustment for one time or unusual gains and losses (2.7%), exceeded our Target by 20% and 2012, when the Company’s reported pre-tax income, after a small downward adjustment for one time or unusual gains and losses (0.2%), exceeded our Target by 7%. The discretionary bonus available for distribution was computed from these same results. Individual business Groups for the NEOs had the following results:

	Company	Grain	Ethanol (a)
2014	Exceeded Target	Met Threshold	Exceeded Target
2013	Exceeded Target	Met Threshold	Exceeded Target
2012	Exceeded Target	Exceeded Target	Did Not Meet Threshold

(a)	For this Group, the NEO formula bonus was limited due to the Company’s stated cap at an amount equal to 2 times the individual target payout in 2014.
Following are the 2014 and 2013 MPP payouts (including both formula and discretionary components) for each of the NEOs:

	MPP
	2014	% of Target	2013	% of Target
Michael J. Anderson	775,000	110%	820,000	116%
John J. Granato	375,000	116%	335,000	127%
Harold M. Reed	525,000	113%	585,000	117%
Dennis J. Addis	250,000	80%	250,000	81%
Neill C. McKinstray	425,000	163%	375,000	163%
In addition, Dennis J. Addis also received a retention bonus of $60,000 to be paid in three equal installments of $20,000 at the end of 2012, 2013, and 2014, contingent on his active employment on the scheduled payment dates. Mr. Addis is approaching retirement age and accepted his new role as President of the Grain Group in early 2012 after a long and successful tenure as President of the Plant Nutrient Group. The retention bonus recognizes the importance of having stable leadership through a critical strategic growth period for the Grain Group.
Equity Grants
Equity was issued to our executives under the Company’s Amended 2005 Long-Term Performance Compensation Plan in the form of 50% RSAs and 50% PSUs for 2014. We initially target long-term compensation ("LTC") for all NEO's, except for the CEO, to be an amount which, when combined with our base salary and bonus, brings the aggregate of Total Direct Compensation approximately to the median levels reported in our competitive analysis described under “Benchmarking” above. For the CEO, we target long-term compensation to be an amount which, when combined with base salary and bonus, brings the aggregate Total Direct Compensation to a level midway between the 25th and 50th percentiles of our peer groups. For the 2014 grants, the NEOs targeted LTC value ranges from 135% of salary range midpoint for our CEO, 100% of salary range midpoint for our COO and in the range of 50% to 65% of salary range midpoint for the remaining NEOs.
Restricted Share Awards (RSAs)
The 2014 RSAs vest in three installments - 33.3% of the shares granted vest 10 months after the grant date, 33.3% vest 22 months after the grant date, and the remaining 33.3% of the shares granted vest 34 months after the grant date.
The amount of RSA’s granted each year depends upon the Company’s achievement of its Target pre-tax income in the calendar year just ended.
Targeted RSA awards are subject to upward or downward adjustment based upon actual Company income performance. The Adjustment Factor is set forth below:

Pre-tax Income as a % of Target Income - 2013	Adjustment Factor applied to RSAs Awarded - 2014
125% and above	125%
76% to 124%	100%
75% and below	75%
Similar to the bonus plan, the CEO is granted the discretion to further increase or reduce equity grants of RSA’s, subject to the approval of the Compensation and Leadership Development Committee, based on his evaluation of an individual’s performance, business Group performance and other extenuating factors he deems appropriate. In 2014, the equity grants for all

NEO's approximated 100% of the formula-based equity targets. The Compensation and Leadership Development Committee approves all final equity compensation grants.
Performance Share Units (PSUs)
PSUs deliver Company stock based on the achievement of specific financial goals. PSUs are granted with a three-year performance period and are earned based on cumulative diluted Earnings Per Share (“EPS”) measured against threshold and target 3 year growth goals. PSU thresholds and targets are established based on current EPS expectations plus a challenging growth component. We consider both the industry trends and market expectations when setting these PSU targets. The Compensation and Leadership Development Committee reviews and approves these targets in advance of the award. Threshold goals are a floor, so that performance below “threshold” results in no PSU award delivery. Threshold goals are set at a level equal to minimally acceptable performance and there is an expectation that Threshold goals will be met more often than not. Target goals are set at a level which would be challenging but reasonably achievable. In order to achieve the maximum PSU award, exceptional EPS growth performance must be achieved over the performance period.
Unlike restricted stock, which requires only continued service to be earned by the executive, the Company believes PSUs help align compensation with stockholder return, and emphasize the Company’s pay-for-performance philosophy. Dividends on awarded PSUs are delivered in the form of additional shares at the end of the performance period equivalent to the dollar value of dividends on the number of shares ultimately awarded.
The number of PSUs available for issuance at target performance is based on 50% of the named executive’s targeted LTC value as described previously. The EPS for the performance period determines how many underlying shares are actually issued. The Company believes that because shares ultimately issued from PSUs are based upon future EPS performance over a multi-year period, using an Adjustment Factor based on prior year income performance to determine the number of PSUs to be granted would unnecessarily cloud the relationship with future EPS objectives.
The following table displays Thresholds, Targets and maximum awards for the PSUs vested for the most recent three years.

Cumulative Diluted Earnings Per Share	Threshold	Target growth (1)	Maximum growth (2)	Actual	Percent of Maximum LTC Achieved
3 years ended 2014	$8.53	$9.43	$9.83	$9.60	71%
3 years ended 2013	$7.13	$7.59	$8.03	$9.39	100%
3 years ended 2012	$5.69	$6.68	$7.85	$8.53	100%
The following table displays Thresholds, Targets and maximum awards for the PSUs outstanding at December 31, 2014.

Cumulative Diluted Earnings Per Share	Threshold	Target growth (1)	Maximum growth (2)
3 years ended 2016	$9.41	$10.82	$11.47
9 quarters ended December 31, 2015 (3)	$7.01	$7.87	$8.67

(1)	Level at which 100% of target LTC is achieved.

(2)	Level at which 200% of target LTC is achieved.

(3)
The 2013 PSU grant was delayed for seven months in anticipation of a challenging earnings year for the Company. As a result, the PSUs granted in 2013 are earned over a nine quarter period based on cumulative EPS performance measured against threshold and target growth goals for the performance period.

We believe the use of the equity awards described above creates long-term incentives that balance the goals of growing stock price and strong Company earnings.
2014 LTC Equity Awards
In 2014, the number of equity awards granted to NEOs was determined by dividing the adjusted LTC target dollar value by our estimate of the likely fair market value of the award on the date of grant. The Compensation and Leadership Development Committee then approved the number of recommended shares/units to be awarded on the fixed grant date of March 1, 2014 at the Committee's February 27, 2014 meeting. The closing price of $54.84 on the date of grant was the fair market value used for accounting expense. In 2015, the Committee adopted a change to the methodology for determining the number shares/units to be granted. Under the new approach the Committee approves recommended LTC dollar values for each executive officer. The number of shares/units granted is then based on the average closing price for the month of February with a grant date of March 1. The Committee believes this methodology is more objective and avoids any recalculation of granted shares due to price volatility between the estimated price and the actual grant date price.
We do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation. We may issue shares to executives who join the Company but do not generally issue equity compensation to employees outside of the annual grant.
Following is the combined grant date fair value of the equity grants made under the 2005 Long-Term Compensation Plan for both 2014 and 2013 grants made to the NEOs. The value below is computed in accordance with Statement of Financial Accounting Standard 123(R), “Share Based Payment,” as described in Note 15 to the Company’s audited financial statements included in the Annual Report on Form 10-K, Item 8.

	LTC (Value)		LTC (Value)
	2014 maximum	2014 target	2013 maximum	2013 target
Michael J. Anderson	$1,102,284	$734,856	$1,201,032	$800,688
John J. Granato	329,040	219,360	238,062	158,708
Harold M. Reed	641,628	427,752	677,725	451,817
Dennis J. Addis	296,136	197,424	285,245	190,163
Neill C. McKinstray	242,667	161,778	176,938	117,959
The 2014 grant of RSAs was made at 100% of the target LTC since pre-tax income for 2013 was 120% of Target income in accordance with the Adjustment Factor table on page 32. The 2013 grant of RSAs was also made at 100% of the target LTC since pre-tax income for 2012 was 107% of Target income in accordance with the Adjustment Factor table on page 32.
Our 2014 adjusted income (basis for our 2015 grants) was 115% of Target income. This will result in a 2015 grant of RSAs at 100% of the target LTC in accordance with the table on page 32.
Tax Considerations
Section 162(m) of the Code limits the Company’s ability to deduct certain compensation in excess of $1 million paid to the Company’s Chief Executive Officer and to certain of the Company’s other named executive officers.  This limitation does not apply to compensation that qualifies under applicable regulations as “performance-based.”  The Compensation Committee considers Section 162(m) when making compensation decisions, but other considerations, such as providing the Company’s named executive officers with competitive and adequate incentives to remain with and increase the Company’s business operations, financial performance and prospects, as well as rewarding extraordinary contributions, also significantly factor into the Compensation Committee’s decisions.  The Compensation Committee has and expects to continue to authorize payment of compensation to the Company’s named executive officers outside the deductibility limitations of Section 162(m) under certain circumstances.
Stock Ownership and Retention Policy
Our Board has adopted a stock ownership and retention policy that applies to all employees and directors who receive equity compensation. The policy is intended to align the interests of Directors, executives and other managers with the interests of the Company’s shareholders by ensuring that executives maintain significant levels of stock in the Company throughout their careers. Our policy specifies both a target ownership level expressed as a multiple of base salary (the salary multiple varies by position), as well as a percentage of additional shares which must be retained as further shares are acquired under the long-term compensation plans. Company officers are required to retain at least 75% of the net shares acquired through the plan until their guideline ownership level is achieved; thereafter, they are required to retain 25% of the future net shares which they acquire, until two times their established target ownership level is achieved. The target ownership levels for the NEOs are as follows:

Position	Multiple of Pay
CEO	6 x Salary
COO & CFO	4 x Salary
Group Presidents	3 x Salary

The Compensation and Leadership Development Committee has approved a reduction in the holding requirements for participants approaching retirement. This reduction begins at two years from retirement and drops the target ownership level by 1/3 and by another 1/3 at one year from normal retirement age.
The Company prohibits hedging activities on Company stock by its officers and directors.
Impact on Executive Compensation from Restatement of Financials
In accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, the CEO and CFO may be required to reimburse the Company bonuses, or other incentive-based or equity-based compensation, and profits from securities sales following certain financial restatements resulting from misconduct. We have adopted a policy commencing 2014 requiring the repayment or “clawback” of excess cash or equity based compensation from each executive officer of the Company and also the group controller of the relevant business unit where the payments were based on the achievement of financial results that were subsequently the subject of a financial restatement (regardless of involvement in the cause of the restatement). If this policy proves to be incompatible with final rules issued by the SEC implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we will adjust our policy accordingly.
Post-Termination Compensation/Retirement Programs
Our overall retirement philosophy is to provide plans that are competitive, cost effective and work together with Social Security and employee savings to provide meaningful retirement benefits.
There are four separate retirement programs:

•	Defined Benefit Pension Plan (DBPP)—provides lifetime benefit tied to compensation and years of service. Benefits for NEOs were frozen effective July 1, 2010.

•
Supplemental Retirement Plan (SRP)—works in conjunction with DBPP to restore benefits to employees that would otherwise be lost due to statutory limitations applied to the DBPP. Benefit for NEOs were frozen effective July 1, 2010.

•
Retirement Savings & Investment Plan (401(k))—promotes employee savings for retirement, with Company matching on a portion of the savings and future contributions for non-retail participants. At the time of the pension freeze in 2010, the Company began making an additional transition contribution, calculated from a combination of age and years of service of eligible DBPP participants, which results in a transition contribution equal to 4% of wages for each of the NEO’s, except for John J. Granato who is not eligible for the DBPP. John Granato is eligible for a performance-based contribution of up to 5%. Other NEOs are eligible to receive an additional 1% based on company performance for a total of 5% when combined with their transition contribution.

•	Deferred Compensation Plan (DCP)—works in conjunction with the 401(k) to provide additional elective deferral opportunities to key executives.
Post-Retirement Medical Benefits
We have a Retiree Health Care Plan that provides post-retirement medical benefits to all eligible full-time employees as of December 31, 2002. The Retiree Health Care Plan is not available to those individuals hired after January 1, 2003. There are no benefit differences under this Retiree Health Care Plan between executives and non-executives.

Post-Employment Contracts
In January 2009, we entered into agreements with our NEOs and certain other key employees that require us to provide compensation to them in the event of a non-elective termination of employment or a change in control of the Company. We have historically provided a uniform severance plan for all employees, including executives, in the event of job elimination. Certain vesting periods under our long-term incentive (equity) plans may accelerate under certain termination and change of control situations, as more fully described below in “Termination / Change in Control Payments.” These 2009 agreements clarify that qualifying terminations within a specified period up to three months before or up to 24 months after a defined change in control of the Company or NEO’s business Group will result in cash severance equal to two years of salary and target bonus, plus certain health benefits for that same two years. Beginning in 2015, health care benefits will continue for the duration of the severance period. For qualifying terminations other than due to a change in control, NEO’s will receive cash severance and certain health benefits for a one year period. Beginning in 2015, the NEO severance will also include an amount equal to one year of target annual bonus. The agreements are intended to help assure continuation of management during potential change of control situations, and to assist in recruiting and retention of key executives.
In addition, our new 2014 Long-term Incentive Compensation Plan does not provide for the automatic acceleration of equity awards upon a Change in Control without a qualifying termination of employment; it is the intention of the Committee to require such double-trigger vesting on all future equity awards.

None of our executives are eligible for any tax gross up payments, including payments made in association with a change-in-control other than certain post employment health care benefits following severance. Certain de minimis gross-ups are available to all employees.

Summary Compensation Table
The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal years ended December 31, 2014, 2013 and 2012.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Position (1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total ($)
Michael J. Anderson
Chief Executive Officer	2014 2013 2012	622,995 495,000 550,000	— — —	734,856 800,688 800,680	— — —	775,000 820,000 550,000	635,743 — 529,199	88,092 64,456 135,447	2,856,686 2,180,144 2,565,326
John J. Granato
Chief Financial Officer	2014 2013 2012	334,729 300,000 196,154	— — —	219,360 158,708 175,039	— — —	375,000 335,000 155,000	— — —	43,058 24,388 62,955	972,147 818,096 589,148
Harold M. Reed
Chief Operating Officer	2014 2013 2012	422,883 400,000 400,000	— — —	427,752 451,817 467,424	884 819 1,500	525,000 585,000 400,000	460,734 — 387,540	62,356 47,487 54,899	1,899,609 1,485,123 1,711,363
Dennis J. Addis
President, Grain Group	2014 2013 2012	364,422 350,000 350,000	20,000 20,000 20,000	197,424 190,163 196,816	— — —	250,000 250,000 380,000	336,316 — 237,104	41,275 37,623 81,243	1,209,437 847,786 1,265,163
Neill C. McKinstray
President, Ethanol Group	2014 2013 2012	282,191 250,000 250,000	— — —	161,778 117,959 121,184	— — 3,643	425,000 375,000 110,000	258,695 — 159,108	28,426 18,959 30,325	1,156,090 761,918 674,260

(1)	NEOs include the CEO and CFO who certify the quarterly and annual reports we file with the SEC. The remaining three NEOs are the three next highest paid executive officers.

(2)
Salary for Harold M. Reed includes voluntary deductions for the Company’s qualified Section 423 employee share purchase plan (“ESPP”) which is available to all employees. Amounts withheld for 2014, 2013 and 2012 were $9,985, $8,000 and $9,250, respectively.

(3)
Annual bonus is delivered through a formula-based incentive compensation program and included in column (g). Dennis J. Addis received a special bonus in 2012, 2013 and 2014, as discussed in the "Base Pay" section above.

(4)
Represents the grant date fair value of PSUs granted March 1, 2012, October 1, 2013 and March 1, 2014 and RSAs granted March 1, 2012, October 1, 2013 and March 1, 2014, computed in accordance with the assumptions as noted in Note 15 to the Company’s audited financial statements included in Form 10-K, Item 8. At each grant date, we expected to issue the target award under the PSU grants which is equal to 50% of the maximum award.

(5)
Represents the fair value of the option component in the ESPP. The grant date fair value of this ESPP option is computed in accordance with the assumptions as noted in Note 15 to the Company’s audited financial statements included in the 2014 Form 10-K, Item 8.

(6)
Represents the annual Management Performance Program payout earned for each NEO as previously described. Approximately 85% of the award is based on specific results of the NEO’s formula program with the remainder of the award representing a portion of the Company “discretionary” pool which is also created through a formula. Overall awards (individual formula plus awards from the discretionary pool) are approved by the Compensation and Leadership Development Committee.

(7)
Represents the annual change in the NEO’s accumulated benefit obligation. Defined benefit plans include the Defined Benefit Pension Plan and Supplemental Retirement Plan. See Note 6 to the Company’s audited financial statements included in Form 10-K, Item 8 for information about assumptions used in the computation of the defined benefit plans. The deferred compensation plan is a voluntary plan allowing for deferral of compensation for officers and highly compensated employees in excess of the limits imposed by the Internal Revenue Service under the Company’s 401(k) plan. Earnings on the deferred compensation are based on actual earnings on mutual funds held in a Rabbi trust owned by the Company and do not include any above market returns.

(8)
Represents the Company-match, performance contribution and transition benefit contributed to defined contribution plans (401(k) and Deferred Compensation Plan) on behalf of the named executive, life insurance premiums paid by the Company for each of the named executives, the cost of required executive physicals paid by the Company, service awards, the optional cash payout of vacation not taken and restricted share dividends. The transition benefit commenced at July 1, 2010 for non-retail employees concurrent with the freeze of the defined benefit pension plan. For John J. Granato, moving and relocation costs were also included here in 2012.

Grants of Plan-Based Awards
During 2014, we granted awards to our NEOs pursuant to the 2005 Long-Term Performance Compensation Plan and our MPP. Information with respect to each of the awards, including estimates regarding payouts during the relevant performance period under each of these awards on a grant by grant basis, is set forth below.

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Grant Date	Date of Board Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
			Thres-hold ($)	Target ($)	Maxi-mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)
Michael J. Anderson	1/1/14 3/1/14	2/27/14 2/27/14	197,240	493,100	986,200	1,340	6,700	13,400	488 6,700	— —	— —	29,012 734,856
John J. Granato	3/1/14	2/27/14	90,480	226,200	452,400	400	2,000	4,000	2,000	—	—	219,360
Harold M. Reed	1/1/14 3/1/14	2/27/14 2/27/14	130,320	325,800	651,600	780	3,900	7,800	179 3,900	— —	— —	10,642 427,752
Dennis J. Addis	1/1/14 3/1/14	2/27/14 2/27/14	87,880	219,700	439,400	360	1,800	3,600	114 1,800	— —	— —	6,777 197,424
Neill C. McKinstray	1/1/14 3/1/14	2/27/14 2/27/14	73,040	182,600	365,200	295	1,475	2,950	44 1,475	— —	— —	2.616 161,778

(1)
Amounts listed for the non-equity incentive compensation plan represent the individual formula maximum, target and threshold under the MPP program. The program also provides for an additional amount up to 15% of the overall pool which is subject to and funded by Company earnings. This discretionary pool is available for award to all plan participants. Determination of this award component is made by the CEO and approved by the Compensation and Leadership Development Committee. The CEO’s discretionary award is determined by the Compensation and Leadership Development Committee. As noted previously, the Company has elected to limit base salaries and place more compensation dollars “at risk” which may be earned in this incentive program. The Thresholds and Targets for each business unit and the total Company are presented by the Company for each NEO (and their business Group) and are preliminarily approved by the Board in its December meeting prior to the beginning of the plan year.

(2)
Equity awards are PSUs which will be awarded based on the three year cumulative diluted EPS for the years ended December 31, 2014, 2015 and 2016. These awards require employment at the end of the performance period except in the case of death, permanent disability, retirement or termination without cause as a result of a sale of the business unit. If an employee meets one of these exceptions and if the award triggers at the end of three years, the grantee will receive a pro rata award. At the end of the performance period, the appropriate number of shares will be issued along with additional shares representing equivalent dividends paid to shareholders during the period. The Company is currently expensing this award at 40% of the maximum award level and expects that this is the most probable outcome at this time.

(3)
RSA’s granted March 1, 2014 have a grant date fair value of $54.84 per share, which represents the closing price on issuance date. Grants also include dividend equivalents on the 2011 PSU grant, which was vested as of January 1, 2014 and issued after approval by the Compensation and Leadership Development Committee on February 27, 2014. Cumulative dividends for 2011 through the date of issuance were $1.23 which was multiplied by the shares issued and converted to shares at the December 31, 2013 closing price of $59.45.

Outstanding Equity Awards at Fiscal Year-End
The following table summarizes equity awards granted to our NEOs that were outstanding at the end of fiscal 2014.

(a)	(b)	(c)		(d)		(e)		(f)	(g)	(h)	(i)	(j)
	Option Awards								Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Equity incentive plan awards: number of securities underlying unexercised unearned options (#)		Option exercise price ($)		Option expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(1)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Michael J. Anderson	—	—	—	—	—	—	—	—	—	—	25,500	$1,355,070
	—	—	—	—	—	—	—	—	—	—	16,800	$892,752
	—	—	—	—	—	—	—	—	—	—	13,400	$712,076
	—	—	—	—	—	—	—	—	10,061	$534,642	—	—
	—	—	—	—	—	—	—	—	8,400	$446,376	—	—
	—	—	—	—	—	—	—	—	6,700	$356,038	—	—
John J. Granato	—	—	—	—	—	—	—	—	—	—	4,167	$221,434
	—	—	—	—	—	—	—	—	—	$—	3,330	$176,956
	—	—	—	—	—	—	—	—	—	$—	4,000	$212,560
	—	—	—	—	—	—	—	—	3,126	$166,116	—	$—
	—	—	—	—	—	—	—	—	1,665	$88,478	—	—
	—	—	—	—	—	—	—	—	2,000	$106,280	—	—
Harold M. Reed	—	—	—	—	—	—	—	—	—	—	14,400	$765,216
	—	—	—	—	—	—	—	—	—	—	9,480	$503,767
	—	—	—	—	—	—	—	—	—	—	7,800	$414,492
	—	—	—	—	—	—	—	—	9,000	$478,260	—	—
	—	—	—	—	—	—	—	—	4,740	$251,884	—	—
	—	—	—	—	—	—	—	—	3,900	$207,246	—	—
Dennis J. Addis	—	—	—	—	—	—	—	—	—	—	6,068	$322,454
	—	—	—	—	—	—	—	—	—	—	3,990	$212,029
	—	—	—	—	—	—	—	—	—	—	3,600	$191,304
	—	—	—	—	—	—	—	—	2,485	$132,053	—	—
	—	—	—	—	—	—	—	—	1,995	$106,014	—	—
	—	—	—	—	—	—	—	—	1,800	$95,652	—	—
Neill C. McKinstray	3,338	—		—		$21.83		4/1/15	—	—	3,705	$196,884
	—	—		—		—		—	—	—	2,475	$131,522
	—	—		—		—		—	—	—	2,950	$156,763
	—	—		—		—		—	1,523	$80,932	—	—
	—	—		—		—		—	1,237	$65,734	—	—
	—	—		—		—		—	1,475	$78,382	—	—

(1)
Equity incentive plan awards that have not vested represent PSUs as described previously. These amounts represent the maximum award for each tranche with performance periods ending January 1, 2015, January 1, 2016 and January 1, 2017, respectively. The market value for these grants is based on a December 31, 2014 closing price of $53.14.

Currently the Company expects payout at 71%, 50% and 40% of the maximum award for the performance periods ending January 1, 2015, 2016 and 2017, respectively.

(2)	Represents the market value of outstanding restricted shares at December 31, 2014 closing price of $53.14.
Option Exercises and Stock Vested
With respect to the NEOs, the following table provides information concerning stock options that were exercised during fiscal 2014. Stock awards that vested during fiscal 2014 were RSAs and PSUs granted in 2011 plus dividend equivalent shares as described previously.

(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)
Michael J. Anderson	27,150	$900,566	37,645	2,232,792
John J. Granato	—	—	—	—
Harold M. Reed	—	—	13,169	782,853
Dennis J. Addis	—	—	7,946	470,823
Neill C. McKinstray	4,800	239,856	3,109	183,905

(1)	All exercises in 2014 were exercises of SOSARs granted in 2010.

(2)	Amounts for Michael J. Anderson, Dennis J. Addis and Neill C. McKinstray include payments of tax liabilities by withholding securities incident to the vesting of certain securities.

The Company believes in effectively managing its equity compensation programs while minimizing shareholder dilution. For this reason, the Company and the Compensation & Leadership Development Committee considers both the Company’s “burn rate” and our “overhang” percentage in evaluating the impact of grants under our long term incentive plans on our shareholders.
Overhang
Overhang (measuring the potential dilution of earnings and voting power to shareholders from the issuance of equity awards) is generally calculated as the sum of all equity awards outstanding plus shares available for future grant under a plan, divided by common shares outstanding. The table below provides a summary of our four-year historical overhang:

Overhang
Four-Year Historical Average (2011-2014)	6.00%
Burn Rate
Burn rate or run rate (measuring the annual usage of shares) is generally calculated as the number of shares granted divided by the total number of shares outstanding, and generally demonstrates how quickly a company uses available shares. The table below provides a summary of our four-year burn rate under the existing plan:

Burn Rate
Four-Year Historical Average (2011-2014)	0.67%
Pension Benefits
The Company maintains a Retirement Benefits Committee, not comprised of independent directors. The Board has delegated its authority to perform certain administrative, regulatory and fiduciary duties required of management as plan sponsor to the Retirement Benefits Committee. The Retirement Benefits Committee acts as the Plan Administrator for the Defined Benefit Pension Plan, Supplemental Retirement Plan, Retirement Savings and Investment Plan, Deferred Compensation Plan, and the Employee Share Purchase Plan. As noted previously, the Defined Benefit Pension Plan and Supplemental Retirement Plan were frozen for non-retail employees as of July 1, 2010.
The retirement benefit for service through December 31, 2006 is a life annuity beginning at age 65 equal to 1.0% of average compensation plus 0.5% of average compensation in excess of Social Security Covered Compensation (a 35-year average of the Social Security wage bases), multiplied by the applicable years of service. The calculation of average compensation is based on the highest compensation earned in five years of employment up to and including 2012. Benefits accrued prior to January 1, 2004 are available as a lump sum or an annuity. Benefits accrued after January 1, 2004 are required to be taken in an annuity.
For service after December 31, 2006 through June 30, 2010, non-retail employees will receive a retirement benefit of 1% of compensation earned in each applicable year of service. A year of service is 1,000 or more hours worked during a calendar year.
Compensation is defined as total wages, salary, bonuses, commissions and overtime pay. For the qualified plans, compensation for the year is capped at the statutory limit for the applicable year under Section 401(a)(17) of the Internal Revenue Code. For the non-qualified plans, compensation is not capped. This results in a combined payout (from both plans) equal to a payout under the qualified plan as if there were no Internal Revenue Code cap.
Early retirement can be elected as early as age 55 with 10 years of service. The retirement benefit is the benefit as stated above, reduced by 0.5% for each month retirement precedes age 65. Of the NEOs, only John J. Granato is not currently eligible for early retirement benefits.
In the fourth quarter of 2014, the Company began the process of terminating the Defined Benefit Pension Plan ("DBPP"), which will include settling the DBPP liabilities by offering lump sum distributions to plan participants and purchasing annuity contracts for those who do not elect lump sums. While the Company expects to complete the termination in the near future, the timing is subject to regulatory approvals and other market factors. See Note 6 to the Company’s audited financial statements included in Form 10-K, Item 8 for further information.
The table below shows the present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, under each of the DBPP and the Supplemental Retirement Plan (“SRP”) determined using interest rate and mortality rate assumptions consistent with those used in the Company’s audited financial statements. John J. Granato is not eligible for the DBPP or SRP, as he was hired after the plans were frozen.

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of years credited service (#)(1)	Present value of accumulated benefit ($)(2)	Payments during last fiscal year ($)
Michael J. Anderson	DBPP	23	$909,890	$—
	SRP	23	2,887,858	—
John J. Granato	DBPP	—	—	—
	SRP	—	—	—
Harold M. Reed	DBPP	27	841,092	—
	SRP	27	1,408,692	—
Dennis J. Addis	DBPP	23	857,190	—
	SRP	23	927,719	—
Neill C. McKinstray	DBPP	23	842,032	—
	SRP	23	457,923	—

(1)
Plans were instituted in 1984 for non-partners of the predecessor partnership of the Company. Former partners entered the plan in 1988. All individuals listed have years of Company service in excess of the listed years of credited service. Credited service is the number of years in which 1,000 hours of service are earned subsequent to plan entry date.

(2)
Present value of accumulated benefits calculated by discounting the December 31, 2014 accumulated benefit payable at normal retirement age under the normal annuity form. This discounting uses a discount rate of 0.65% for the DBPP and a discount rate of 2.9% for the SRP. Mortality for 80% of the active and terminated vested population was based on the IRS Applicable Mortality Table for 2015 distributions, as those payments are assumed to be lump sum payments. Mortality for all retirees and 20% of the active and terminated vested population was based on the RP-2014 Total Dataset Mortality Tables projected with scale MP-2014, as those payments are assumed to be annuity payments.

Nonqualified Deferred Compensation
The Company provides a non-qualified Deferred Compensation Plan (“DCP”) for employees whose Retirement Savings Investment Plan (“401(k)”) contributions are limited by Internal Revenue Service regulations. The DCP mimics the 401(k)

sponsored by the Company in that participants may select the same investment options (excluding Company Common Shares) providing the potential for equivalent returns. The plan assets are held in a Rabbi Trust on the Company’s balance sheet and a liability is included for the compensation deferred by employees. Currently, eligible employees may defer up to 30% of their base salary and up to 50% of their bonus. Set forth below is a table with the NEOs’ information for the plan for 2014:

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive contribution in last FY ($)	Registrant contributions in last FY ($) (1)	Aggregate earnings in last FY ($) (1)	Aggregate withdrawals / distributions ($)	Aggregate balance at last FYE ($)
Michael J. Anderson	$—	$65,523	$32,152	$—	$681,247
John J. Granato	—	15,400	817	—	20,797
Harold M. Reed	—	48,322	1,186	—	183,876
Dennis J. Addis	75,000	22,463	20,992	—	561,573
Neill C. McKinstray	131,431	29,156	69,855	—	1,259,024

(1)
The registrant contributions above are included in the Summary Compensation Table as part of “All Other Compensation.” As the investments are made in mutual funds, none of the earnings are above-market and are therefore not included in the Summary Compensation Table.

Termination / Change in Control Payments
In 2009, the Company formalized its past practice of granting severance in the event of position elimination and added severance payments in the event of a change in control through the completion of Change in Control and Severance Policy Participation Agreements. These 2009 agreements clarify that qualifying terminations within a specified period up to three months before or up to 24 months after a defined change in control of the Company or an NEO’s business Group will result in cash severance equal to two years of salary and target bonus, plus certain health benefits for that same two years. At the participant’s election the severance payments will be paid out in a lump sum or in continuous payroll period installments over the benefit period. For qualifying terminations other than due to a change in control, NEO’s will receive cash severance and certain health benefits for a one year period. Payments under the Defined Benefit Pension Plan, Supplemental Retirement Plan and Deferred Compensation Plan are not impacted by these agreements.
Under each of the Change in Control and Severance Policy Participation Agreements, the applicable executive agrees not to divulge confidential information during or after his term of employment. In addition, the executive agrees not to compete with, or solicit the customers or employees of, the Company during and for a period of one year following a termination of employment without cause (for which period the executive will receive severance payments). Upon a termination of employment without cause and following a change of control of the Company, this period is extended to two years (for which period the executive will receive severance payments).
The following table presents the value of these agreements by NEO as if termination occurred on December 31, 2014:

Name	Severance (1)	Bonus (2)	Health (3)	Outplacement Services (4)	Additional Severance for Change in Control (5)	Cash value	Cash value if Change in Control
Michael J. Anderson	$570,000	$493,100	$15,360	$15,000	$1,556,200	$1,093,460	$2,649,660
John J. Granato	341,000	226,200	20,772	15,000	793,400	602,972	1,396,372
Harold M. Reed	427,000	325,800	20,887	15,000	1,078,600	788,687	1,867,287
Dennis J. Addis	367,000	219,700	10,151	15,000	806,400	611,851	1,418,251
Neill C. McKinstray	288,000	182,600	15,228	15,000	653,200	500,828	1,154,028

(1)	Severance for other than a change in control is equal to one year’s salary.

(2)	Bonus is equal to target bonus to be paid for 2014 and represents bonus earned prior to termination. If termination were to occur other than at December 31, this amount would be prorated.

(3)
Value of health benefits to be continued for up to 52 weeks based on years of service. All NEOs qualify for a full year of coverage. NEOs are responsible to continue their share of premium consistent with their coverage prior to termination.

(4)	Value estimated for one year of service (maximum to be provided).

(5)	If a termination is due to a change in control, participants are eligible for an additional year of severance plus two additional years of target bonus.
If an NEO was terminated on December 31, 2014 due to death, permanent disability, retirement (early or normal) or involuntarily without cause as a result of a sale of his business unit, the applicable officer would also be entitled to accelerated vesting of his outstanding PSUs and RSAs as set forth opposite his name in the table below. In the event of termination for cause, all awards are immediately cancelled and no severance is paid.

	PSU(1)		RSA(2)
Name	Common Shares Issued	Value ($)	Common Shares Issued	Value ($)
Michael J. Anderson	25,833	$1,372,766	17,894	$950,887
John J. Granato	4,625	$245,773	4,903	$260,545
Harold M. Reed	14,617	$776,747	13,460	$715,264
Dennis J. Addis	6,200	$329,468	4,416	$234,666
Neill C. McKinstray	3,897	$207,087	2,840	$150,918

(1)
Vesting of each tranche of PSUs occurs after the end of the respective performance period (which determines the number of shares awarded). NEOs who have separated then earn a pro rata share of their total award based on the number of months actually worked in the performance period. The PSUs in the table above include three grants – one vesting immediately, one which has one year remaining in the performance period and the other which has two years remaining. The common shares listed in the table above include the 2012 grant (which vested January 1, 2015), five ninths of the 2013 grant, and one third of the 2014 grant. The award above assumes that 71%, 50% and 40% of the maximum number of shares will be issued for the 2012, 2013 and 2014 grants, respectively. The value is derived using the December 31, 2014 market price of $53.14.

(2)	Immediate vesting of the 2012 award, two thirds vesting of the 2013 award and one third vesting of the 2014 award. The value is derived using the December 31, 2014 market price of $53.14.
Termination due to death would result in the following company-provided group life insurance proceeds in addition to prorated acceleration of equity awards subject to any performance vesting criteria.

Name	Life Insurance Proceeds
Michael J. Anderson	$750,000
John J. Granato	682,000
Harold M. Reed	750,000
Dennis J. Addis	734,000
Neill C. McKinstray	576,000

Director Compensation
The following description of director compensation reflects the program approved by the Board of Directors in December 2013. This program was in place for 2014. The director compensation program was last changed in October 2010.
Directors who are not employees of the Company receive an annual retainer of $60,000. Committee chairpersons each receive an additional retainer as follows: Audit Committee chair $15,000 annually, Compensation Committee $10,000 annually, all other Committees $7,500 annually. The lead director also receives a $15,000 annual retainer. Directors may elect to receive their retainers in cash or Common Shares. Retainers are paid on a quarterly basis in May, August, November and February.
Directors are not paid for individual board meetings. Committee meetings are paid at $1,500 for all Committees. Committee meetings held or attended via teleconference are paid at the full $1,500 meeting fee. Additional compensation may be paid to individual directors for work requiring time and effort beyond what is normally expected to prepare for and attend Board and Committee meetings including orientation for new directors and special projects.
Directors receive an annual equity grant of restricted stock (RSAs) which replaced SOSARs in 2011. The value of annual grants was increased from $50,000 to $75,000 effective with the March 1, 2014 grants. Director grants of RSA’s will fully vest after one year from date of grant. Directors have an equity ownership target of five times their annual retainer ($300,000). Until reaching this ownership level, they are required to retain 75% of the shares issued through equity grants by the Company. Directors appointed to the Board receive a pro rata annual retainer and initial equity grant with a fair value approximately equal to $18,000.
Michael J. Anderson is the only employee director. He receives no additional compensation for his directorship.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees earned or paid in cash ($)	Stock awards ($)(1)(2)	Option awards ($)(3)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)(4)	Total ($)
Gerard M. Anderson	59,750	75,021	—	—	—	924	135,695
Catherine M. Kilbane	78,250	75,021	—	—	—	924	154,195
Robert J. King, Jr.	70,625	75,021	—	—	—	924	146,570
Ross W. Manire	68,500	75,021	—	—	—	924	144,445
Donald L. Mennel (2)	50,314	114,089	—	—	—	924	165,327
Patrick S. Mullin (2)	45,000	108,800	—	—	—	816	154,616
David L. Nichols (5)	16,750	12,504	—	—	—	261	29,515
John T. Stout, Jr. (2)	35,625	103,197	—	—	—	924	139,746
Jacqueline F. Woods	71,500	75,021	—	—	—	924	147,445

(1)	RSA’s were granted to all Directors on March 1, 2014 and are valued at $54.84 per share, the closing price on the date of issuance.

(2)
Directors can make an election to receive common stock in lieu of all or 50% of the retainer fees. All of these shares are fully vested. For purposes of determining the number of shares to be issued in lieu of such fees, the shares are valued at the closing price on the date prior to issuance which was January 31 ($55.16), May 5 ($62.15), July 31 ($54.02) and October 31 ($63.73) for the fees noted above.

(3)	No SOSARs were granted in 2014.

(4)	Restricted share dividends earned during 2014.

(5)	David L. Nichols retired from the Board of Directors on May 1, 2014.

Outstanding equity awards for non-employee directors and former directors at December 31, 2014 are as follows:

Name	Outstanding Restricted Share Awards (#)	Outstanding SOSARs (#)
Gerard M. Anderson	1,368	—
Catherine M. Kilbane	1,368	—
Robert J. King, Jr.	1,368	—
Ross W. Manire	1,368	—
Donald L. Mennel	1,368	3,600
Patrick S. Mullin	1,368	—
John T. Stout, Jr.	1,368	—
Jacqueline F. Woods	1,368	—

Other Information
Shareholder Proposals for 2016 Annual Meeting
Shareholder proposals intended for inclusion in the Company’s proxy statement relating to its 2016 annual meeting must be received by the company no later than November 21, 2015 and must otherwise comply with the SEC’s rules, to be considered for inclusion in the Company’s proxy materials.
In addition, the Company’s Code of Regulations establishes advance notice procedures for (1) the nomination, other than by or at the direction of the Board or the Company, of candidates for election as directors and (2) business to be brought before an annual meeting of shareholders other than by or at the direction of the Board or the Company. Any shareholder who wishes to submit a proposal to be acted upon at next year’s annual meeting or who proposes to nominate a candidate for election as a director must submit such notice in compliance with such procedures. Any such proposals, as well as any questions related thereto, should be timely submitted in writing to the Company’s Secretary at the address below. The Company’s Secretary must receive any such proposals or nomination no earlier than January 9, 2016 and no later than February 8, 2016. The Company will not entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in the Company’s Code of Regulations. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, proxy holders may exercise discretionary voting authority under proxies that the Company solicits to vote in accordance with their best judgment on any such shareholder proposal or nomination.
Additional Information
This proxy information is being mailed with the Company’s December 31, 2014 Summary Annual Report to Shareholders including the Annual Report on Form 10-K. You may obtain additional copies of the Company’s Annual Report on Form 10-K free of charge upon oral or written request to the Secretary of the Company at 480 West Dussel Drive, Maumee, Ohio 43537. You may also obtain a copy of this document at the Securities and Exchange Commission’s Internet site at http://www.sec.gov. Our Annual Report on Form 10-K was filed on March 2, 2015 and this proxy statement will be filed on or about March 16, 2015.
The proxies being solicited are being solicited by the Board of Directors of the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. The Company reserves the right to hire proxy solicitation agents, at its expense, if deemed necessary or appropriate. Our directors, officers and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise.
Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope or register your vote by phone or internet as soon as possible.

By order of the Board of Directors

/s/ Naran U. Burchinow
Naran U. Burchinow Secretary

Appendix A

March 3, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by The Andersons, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of The Andersons, Inc. dated February 27, 2015. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Toledo, Ohio

Appendix B

Amended Article Fourth (a) of the Amended and Restated Articles of Incorporation
of the Corporation

“(a) Authorized Shares. The total number of shares the Corporation has authority to issue is 64,000,000 shares, consisting of 1,000,000 preferred shares, no par value per share (the "Preferred Shares"), and 63,000,000 common shares, no par value per share (the "Common Shares"). The number of authorized Preferred Shares may not be decreased unless such decrease is approved by the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding Common Shares. Any such decrease may be affected without a vote of the holders of the Preferred Shares, or of any series thereof, unless a vote of any such holders is required pursuant to the instrument designating the terms of a series of Preferred Shares. In no event may the number of authorized Preferred Shares be decreased below the number of shares thereof then outstanding. Any issuance of shares of the Corporation must be approved by directors constituting not less than two-thirds (2/3) of the directors then in office.”

Appendix C
LIST OF COMPANIES USED TO BENCHMARK EXECUTIVE COMPENSATION

Ace Hardware	Buckman Laboratories	Ferro
AES -- DPL	Cabela's	Firmenich
AES -- Indianapolis Power and Light	Cabot	FMC
Afren	Calgon Carbon	FMC -- Agricultural Products Group
Air Liquide America	Canadian National Railways	FMC -- Industrial Chemicals Group
Akzo Nobel -- Deco Paints	Cardone Industries	FMC -- Specialty Chemicals Group
Akzo Nobel -- Functional Chemicals	Carter's	Fonterra
Akzo Nobel -- Marine and Protective Coatings	Cedar Fair Entertainment	Fresh Market
Akzo Nobel -- Pulp & Paper Chemicals	CGGVeritas	Fuller (H.B.)
Albemarle	Church & Dwight	GDF SUEZ Energy North America -- United Water
Alex Lee -- Lowes Foods Stores	Cintra Infraestructuras	Gentherm
Alex Lee -- Merchants Distributors	City of Philadelphia -- Philadelphia Gas Works	Givaudan
Amcor Limited - Flexibles	Clariant	Great Lakes Dredge and Dock
Amcor Limited -- Rigid Plastics	Coca-Cola Bottling	Groupe SEB
American Crystal Sugar	COG Operating	Groupon
Amsted Industries	Continental Resources	Henkel
Amsted Industries -- Amsted Rail	Corbion	Hilcorp Energy
Amsted Industries -- Consolidated Metco	Crown Imports	Hilti -- US
Arizona Chemical	Cytec Industries	Holcim Group Support
Arkema	Dallas Fort Worth International Airport	Houghton International
Ascend Performance Materials	Day & Zimmermann	Huntsman -- Advanced Materials
Ashland -- Aqualon Functional Ingredients	Del Monte Foods	Huntsman -- Performance Products
Ashland -- Consumer Markets	Denbury Resources	Huntsman -- Textile Effects
Ashland -- Hercules Water Technologies	Dominion Resources -- Dominion Energy	ICL Industrial Products
Ashland -- Performance Materials	Dominion Resources -- VA Power	INEOS Oligomers
ASML	Dorman Products	Infineum USA
Associated Materials	Dow Corning -- Hemlock Semiconductor	Innophos
Atlas Energy	DSM Resins -- DSM Nutritional Products	International Flavors & Fragrances
Aurubis AG	DSW	Italcementi
Babcock & Wilcox	Duquesne Light	Itochu International
Babcock & Wilcox -- B&W Power Generation Group	Eagle Ottawa	Johnson Matthey - Precious Metal Products
Bacardi Limited -- Bacardi USA	Edison International -- Edison Mission	Kemira Chemicals
Barnes Group	Elliott	Lansing Trade Group
Beam Global Spirits & Wine	Energy Future Holdings -- Luminant	LANXESS
Belden	Energy Future Holdings -- TXU Energy	LA-Z BOY
Belden -- Belden Americas	EnerSys	Legrand North America
BIC	Eni US Operating	Lehigh Hanson -- Building Products
Boston Beer	Evonik Degussa	Lehigh Hanson -- Canada Region
BreitBurn Management	EXCO Resources	Lehigh Hanson -- North Region
Brown-Forman	Ferrero USA	Lehigh Hanson -- South Region

LG&E and KU	Saint-Gobain -- Abrasives
Lhoist North America	Saint-Gobain -- Ceramics
Linde Group, NA	Saint-Gobain -- Certain Teed
LVMH Moet Hennessy Louis Vuitton -- Moet Hennessy USA	Saint-Gobain -- Containers
MacDermid	Sasol North America
Marine Harvest	Sazerac
Marmon Group -- Union Tank Car	Severstal - Severstal North America
Matthews International	Sherwin Alumina
McDermott International	Shopko
Memphis Light, Gas & Water	Silgan Holdings
Metropolitan Water District of Southern California	Solvay - Rhodia
Millennium Inorganic Chemicals	Solvay America
Mitsubishi International	Solvay America -- Solvay Advanced Polymers
Molson Coors Brewing	Solvay America -- Solvay Chemicals
Nashville Electric Service	South Jersey Industries
New York Power Authority	Southern Company -- Gulf Power
Newark InOne	Southern Company -- Mississippi Power
NewMarket	Southern Star Concrete
North American Breweries	Southwest Gas
Nyrstar Tennessee Mines	Southwestern Energy
Oasis Petroleum	Statoil USA
Old Dominion Electric Cooperative	Stepan
Orlando Utilities Commission	Stihl
Pernod Ricard SA -- Pernod Ricard USA	Swift Energy Operating
PETCO	Talisman Energy USA
Piedmont Natural Gas	Taminco Higher Amines
Pier 1 Imports	Tate & Lyle Americas -- Ingredients Americas
Plains Exploration & Production	TJX Companies -- Home Goods
Ply Gem Siding Group	Toyota Motor North America -- Toyota Motor Sales, USA
PNM Resources	Tronox
PolyOne	Umicore (N.V.)
Potash Corporation of Saskatchewan	Unifi Manufacturing
Powersouth	Vectren
Rich Products	Vectren Corporation -- Vectren North
Roquette America	VWR Funding
Rosetta Resources	Westlake Chemical
Sacramento Municipal Utilities District	Williams Companies

Appendix D
LIST OF COMPANIES USED TO BENCHMARK CEO COMPENSATION

Alon USA Energy, Inc.
Cabot Corp.
Cal Maine Foods Inc.
Calumet Specialty Products Partners, L.P.
Chemtura Corp.
Cott Corp
CVR Energy Inc.
Cytec Industries Inc.
Delek US Holdings, Inc.
Flowers Foods Inc.
Fresh Del Monte Produce Inc.
GATX Corp
Green Plains Renewable Energy, Inc.
Greenbrier Companies Inc.
Harbinger Group Inc.
Linamar Corp.
Newmarket Corp
Olin Corp.
Resolute Forest Products Inc.
Rockwood Holdings, Inc.
RPM International Inc.
Sanderson Farms Inc.
Schulman A Inc.
Steelcase Inc.
Sunopta Inc.
Trinity Industries Inc.
Universal Corp.
Universal Forest Products Inc

*** Exercise Your *Right* to Vote ***

THE ANDERSONS, INC.

Meeting Information

Meeting Type: Annual Meeting
For holders as of: March 11, 2015
Date: May 8, 2015 **Time:** 8:00 AM EDT
Location: THE ANDERSONS, INC.
GENERAL OFFICE BUILDING
480 W. DUSSEL DRIVE
MAUMEE, OHIO 43537

The Andersons

THE ANDERSONS, INC.
P.O. BOX 119
MAUMEE, OH 43537
ATTN: MARY SCHROEDER

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com*, scan the QR Barcode on the reverse side, or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

M84730-P61240-Z64944

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT   ANNUAL REPORT AND FORM 10K

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com*, or scan the QR Barcode below.

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If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

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How To Vote

Please Choose One of the Following Voting Methods

SCAN TO
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Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: Go to *www.proxyvote.com* or from a smart phone, scan the QR Barcode above. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

M84731-P61240-Z64944

Voting Items

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:

01) Michael J. Anderson, Sr.
02) Gerard M. Anderson
03) Catherine M. Kilbane
04) Robert J. King, Jr.
05) Ross W. Manire
06) Donald L. Mennel
07) Patrick S. Mullin
08) John T. Stout, Jr.
09) Jacqueline F. Woods

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

2. Proposal to amend the Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock, no par value to 63,000,000 shares, with no change to the authorization to issue 1,000,000 preferred shares, no par value.

4. An advisory vote on the executive compensation approving the resolution provided in the proxy statement.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

M84732-P61240-Z64944

The Andersons

THE ANDERSONS, INC.
P.O. BOX 119
MAUMEE, OH 43537
ATTN: MARY SCHROEDER

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M84728-P61240-Z64944

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE ANDERSONS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Michael J. Anderson, Sr.
02) Gerard M. Anderson
03) Catherine M. Kilbane
04) Robert J. King, Jr.
05) Ross W. Manire
06) Donald L. Mennel
07) Patrick S. Mullin
08) John T. Stout, Jr.
09) Jacqueline F. Woods

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2. Proposal to amend the Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock, no par value to 63,000,000 shares, with no change to the authorization to issue 1,000,000 preferred shares, no par value.	▢	▢	▢
3. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year ending December 31, 2015.	▢	▢	▢
4. An advisory vote on the executive compensation approving the resolution provided in the proxy statement.	▢	▢	▢

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

M84729-P61240-Z64944

THE ANDERSONS, INC.
Annual Meeting of Shareholders
May 8, 2015 8:00 AM
This proxy is solicited by the Board of Directors

The shareholder hereby appoints Naran U. Burchinow, Tamara S. Sparks, and Matthew C. Anderson, and each of them individually, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote all of the shares of stock of THE ANDERSONS, INC. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 AM, EDT on May 8, 2015, at THE ANDERSONS, INC., GENERAL OFFICE BUILDING, 480 W. DUSSEL DRIVE, MAUMEE, OHIO 43537, and any adjournment or postponement thereof, as designated on the reverse side of this proxy card and, in their discretion, upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side